Exhibit 99.4

As further discussed in Notes 20 and 21 to the Company’s consolidated financial statements, the consolidated financial statements for the periods presented have been adjusted to reflect the Company’s realignment from one to three business segments and for the retrospective application of Financial Staff Position Emerging Issue Task Force No. 03-06-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities, (FSP EITF No. 03-06-1). Each period presented in this Exhibit 99.4 to the Current Report on Form 8-K is affected by the retrospective application of FSP EITF 03-06-1, except for the year ended December 31, 2008, which was not affected given the net loss for the period.

Item 8.	Financial Statements and Supplementary Data.

The information called for by this item is set forth in the Consolidated Financial Statements covered by the Report of Independent Registered Public Accounting Firm at the end of this report.

ENTEGRIS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2008 and December 31, 2007	F-4
Consolidated Statements of Operations for the years ended December 31, 2008, December 31, 2007 and December 31, 2006	F-5
Consolidated Statements of Shareholders’ Equity and Comprehensive (Loss) Income for the years ended December 31, 2008, December 31, 2007 and December 31, 2006	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2008, December 31, 2007 and December 31, 2006	F-8
Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Entegris, Inc.:

We have audited the accompanying consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A.(b) Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entegris, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Entegris, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The scope of management’s assessment of internal control over financial reporting as of December 31, 2008 includes all of the subsidiaries of Entegris, Inc. except for Poco Graphite, Inc., which was acquired on August 11, 2008. The consolidated net sales of Entegris, Inc. and subsidiaries for the year ended December 31, 2008 were $555 million of which Poco Graphite, Inc. represented $23 million. The consolidated total assets of Entegris, Inc. and subsidiaries as of December 31, 2008 were $598 million of which Poco Graphite, Inc. represented $113 million. Our audit of internal control over financial reporting of Entegris, Inc. also excluded an evaluation of the internal control over financial reporting of Poco Graphite, Inc.

As discussed in Note 16 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” as of January 1, 2007.

As discussed in Note 19 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 157, “Fair Value Measurements” as of January 1, 2008.

/s/ KPMG LLP

Minneapolis, Minnesota

March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for earnings per share and its segments as discussed in notes 20 and 21, respectively, as to which the date is August 11, 2009.

ENTEGRIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$115,033	$160,655
Trade accounts and notes receivable, net	70,535	112,053
Inventories	102,189	73,120
Deferred tax assets, deferred tax charges and refundable income taxes	14,661	23,238
Assets of discontinued operations and other assets held for sale	2,450	4,187
Other current assets	8,260	9,368

Total current assets	313,128	382,621

Property, plant and equipment, net	159,738	121,157

Other assets:
Investments	14,003	13,871
Goodwill	—	402,125
Other intangible assets, net	93,139	76,370
Deferred tax assets and other noncurrent tax assets	13,315	35,323
Other	4,501	3,774

Total assets	$597,824	$1,035,241

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$13,166	$9,310
Short-term borrowings	—	17,802
Accounts payable	21,782	24,260
Accrued liabilities	36,971	57,657
Deferred tax liabilities and income taxes payable	7,437	12,495
Liabilities of discontinued operations	—	4,225

Total current liabilities	79,356	125,749

Long-term debt, less current maturities	150,516	20,373
Pension benefit obligations and other liabilities	24,559	21,320
Deferred tax liabilities and other noncurrent tax liabilities	7,223	15,490

Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred stock, par value $.01; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2008 and 2007	—	—
Common stock, par value $.01; 400,000,000 shares authorized; issued and outstanding shares: 113,101,535 and 115,355,560	1,131	1,154
Additional paid-in capital	684,974	701,510
Retained (deficit) earnings	(376,247)	145,462
Accumulated other comprehensive income	26,312	4,183

Total shareholders’ equity	336,170	852,309

Total liabilities and shareholders’ equity	$597,824	$1,035,241

See the accompanying notes to consolidated financial statements.

ENTEGRIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Net sales	$554,699	$626,238	$672,882
Cost of sales	343,184	360,001	367,804

Gross profit	211,515	266,237	305,078
Selling, general and administrative expenses	147,531	163,918	170,702
Engineering, research and development expenses	40,086	39,727	38,074
Amortization of intangible assets	19,585	18,874	17,609
Impairment of goodwill	473,799	—	—
Restructuring charges	10,423	—	—

Operating (loss) profit	(479,909)	43,718	78,693
Interest expense (income), net	1,018	(5,245)	(9,205)
Other expense (income), net	15,486	(7,656)	(1,658)

(Loss) income before income taxes and equity in net loss (earnings) of affiliates	(496,413)	56,619	89,556
Income tax expense	19,201	10,356	26,936
Equity in net loss (earnings) of affiliates	283	(93)	(531)

(Loss) income from continuing operations	(515,897)	46,356	63,151
(Loss) income from operations of discontinued businesses, net of taxes	(1,105)	(891)	315
Impairment loss on assets of discontinued businesses, net of taxes	—	(1,106)	—

(Loss) income from discontinued operations, net of taxes	(1,105)	(1,997)	315

Net (loss) income	$(517,002)	$44,359	$63,466

Basic (loss) earnings per common share (as adjusted):
Continuing operations	$(4.58)	$0.37	$0.46
Discontinued operations	(0.01)	(0.02)	0.00
Net (loss) income	$(4.59)	$0.36	$0.46

Diluted (loss) earnings per common share (as adjusted):
Continuing operations	$(4.58)	$0.37	$0.45
Discontinued operations	(0.01)	(0.02)	0.00
Net (loss) income	$(4.59)	$0.35	$0.46

Weighted shares outstanding (as adjusted):
Basic	112,653	124,339	136,827
Diluted	112,653	126,258	138,872

See the accompanying notes to consolidated financial statements.

ENTEGRIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In thousands)	Common shares outstanding	Common stock	Additional paid-in capital	Prepaid Forward Contract for Share Repurchase	Retained earnings	Accumulated other comprehensive income (loss)	Total	Comprehensive income (loss)
Balance at December 31, 2005	136,044	1,360	809,012	—	206,936	(4,489)	1,012,819
Shares issued under employee stock plans	5,607	57	19,962	—	—	—	20,019
Share-based compensation expense		—	14,776	—	—	—	14,776
Repurchase and retirement of common stock	(8,880)	(89)	(53,445)	(5,000)	(41,466)	—	(100,000)
Tax benefit associated with stock plans	—	—	2,753	—	—	—	2,753
Foreign currency translation	—	—	—	—	—	2,171	2,171	$2,171
Net change in unrealized gain on marketable securities, net of tax	—	—	—	—	—	204	204	204
Minimum pension liability adjustment to initially apply SFAS No. 158	—	—	—	—	—	(228)	(228)	—
Net income	—	—	—	—	63,466	—	63,466	63,466

Total comprehensive income								$65,841

Balance at December 31, 2006	132,771	$1,328	$793,058	$(5,000)	$228,936	$(2,342)	$1,015,980

Adoption of FIN No. 48	—	—	—	—	1,110	—	1,110

Adjusted beginning balance	132,771	$1,328	$793,058	$(5,000)	$230,046	$(2,342)	$1,017,090
Shares issued under employee stock plans	4,573	46	29,810				29,856
Share-based compensation expense		—	10,344	—	—	—	10,344
Repurchase and retirement of common stock	(21,988)	(220)	(131,946)	5,000	(128,943)	—	(256,109)
Tax benefit associated with stock plans	—	—	244	—	—	—	244
Foreign currency translation	—	—	—	—	—	7,383	7,383	$7,383
Net change in unrealized gain on marketable securities, net of tax	—	—	—	—	—	(135)	(135)	(135)
Minimum pension liability adjustment	—	—	—	—	—	(723)	(723)	(723)
Net income	—	—	—	—	44,359	—	44,359	44,359

Total comprehensive income								$50,884

Balance at December 31, 2007	115,356	$1,154	$701,510	$—	$145,462	$4,183	$852,309

Shares issued under employee stock plans	1,717	17	3,080				3,097
Share-based compensation expense		—	7,024	—	—	—	7,024
Repurchase and retirement of common stock	(3,971)	(40)	(24,148)	—	(4,707)	—	(28,895)
Tax shortfall associated with stock plans	—	—	(2,492)	—	—	—	(2,492)
Foreign currency translation	—	—	—	—	—	23,139	23,139	$23,139
Minimum pension liability adjustment	—	—	—	—	—	(1,010)	(1,010)	(1,010)
Net loss	—	—	—	—	(517,002)	—	(517,002)	(517,002)

Total comprehensive (loss)								$(494,873)

Balance at December 31, 2008	113,102	$1,131	$684,974	$—	$(376,247)	$26,312	$336,170

The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

(In thousands)	Foreign currency translation	Net unrealized gain (loss) on marketable securities	Minimum pension liability adjustment	Total accumulated other comprehensive income (loss)
Balance at December 31, 2005	$(4,420)	$(69)	$—	$(4,489)
Foreign currency translation	2,171	—	—	2,171
Change in unrealized gain on marketable securities, net of tax of $125	—	204	—	204
Minimum pension liability adjustment, net of tax of $113	—	—	(228)	(228)

Balance at December 31, 2006	$(2,249)	$135	$(228)	$(2,342)
Foreign currency translation	7,383	—	—	7,383
Change in unrealized gain on marketable securities, net of tax of $83	—	(135)	—	(135)
Minimum pension liability adjustment, net of tax of $522	—	—	(723)	(723)

Balance at December 31, 2007	$5,134	$—	$(951)	$4,183
Foreign currency translation	23,139	—	—	23,139
Minimum pension liability adjustment, net of tax of $648	—	—	(1,010)	(1,010)

Balance at December 31, 2008	$28,273	$—	$(1,961)	$26,312

See the accompanying notes to consolidated financial statements

ENTEGRIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Operating activities:
Net (loss) income	$(517,002)	$44,359	$63,466
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	1,105	1,997	(315)
Depreciation	26,758	24,902	25,296
Amortization	19,585	18,874	17,609
Stock-based compensation expense	7,024	10,344	14,776
Impairment of property and equipment	1,388	4,098	1,505
Impairment of goodwill	473,799	—	—
Impairment of intangibles	—	235	—
Impairment of equity investments	11,698	—	—
Provision for doubtful accounts	697	(227)	(508)
Deferred tax valuation allowance	42,093	—	—
Provision for deferred income taxes	(26,443)	(20,434)	11,155
Charge for fair value mark-up of acquired inventory sold	13,519	836	—
Excess tax benefit from employee stock plans	—	(244)	(3,031)
Equity in net loss (earnings) of affiliates	283	(93)	(531)
Gain on sale of property and equipment	(63)	(274)	(903)
Gain on sale of equity investments	—	(6,068)	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable and notes receivable	53,355	20,054	(16,960)
Inventories	1,922	24,061	(24,280)
Accounts payable and accrued liabilities	(35,523)	(2,935)	(10,357)
Other current assets	1,195	(1,695)	3,189
Income taxes payable and refundable income taxes	(18,873)	14,682	7,669
Other	9,743	(455)	8,296

Net cash provided by operating activities	66,260	132,017	96,076

Investing activities:
Acquisition of property and equipment	(26,987)	(26,919)	(30,860)
Acquisition of businesses, net of cash acquired	(162,852)	(44,911)	—
Proceeds from sales of property and equipment	900	2,021	3,866
Proceeds from sale of equity investments	—	6,568	—
Purchase of equity investments	(10,982)	(6,126)	—
Purchases of short-term investments	—	(269,822)	(170,205)
Proceeds from sale or maturities of short-term investments	—	390,915	181,412
Other	—	(926)	(1,583)

Net cash (used in) provided by investing activities	(199,921)	50,800	(17,370)

Financing activities:
Principal payments on short-term borrowings and long-term debt	(64,707)	(88,115)	(3,087)
Proceeds from short-term borrowings and long-term debt	173,811	131,063	—
Repurchase and retirement of common stock	(28,895)	(256,109)	(100,000)
Excess tax benefit from employee stock plans	—	244	3,031
Payment for debt issue costs	(625)	—	—
Issuance of common stock	3,097	29,856	20,019

Net cash provided by (used in) financing activities	82,681	(183,061)	(80,037)

Discontinued operations:
Net cash (used in) provided by operating activities	(1,878)	1,237	1,754
Net cash provided by investing activities	735	—	13,017

Net cash (used in) provided by discontinued operations	(1,143)	1,237	14,771

Effect of exchange rate changes on cash and cash equivalents	6,501	4,856	(1,472)

(Decrease) increase in cash and cash equivalents	(45,622)	5,849	11,968
Cash and cash equivalents at beginning of period	160,655	154,806	142,838

Cash and cash equivalents at end of period	$115,033	$160,655	$154,806

Supplemental Cash Flow Information

(In thousands)	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Non-cash transactions:
Equipment purchases in accounts payable	$4,737	$1,198	—

Schedule of interest and income taxes paid:
Interest paid	$2,772	$691	$463
Income taxes, net of refunds received	$23,300	$3,794	$2,502

See accompanying notes to consolidated financial statements.

ENTEGRIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-technology industries. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Intercompany profits, transactions and balances have been eliminated in consolidation.

The Company was incorporated in Delaware in June 2005 under the name Eagle DE, Inc. (Eagle DE) as a wholly owned subsidiary of Entegris, Inc., a Minnesota corporation (Entegris Minnesota). Effective August 6, 2005, Entegris Minnesota and Mykrolis Corporation, a Delaware corporation, completed a strategic merger of equals transaction, pursuant to which they were each merged into the Company to carry on the combined businesses. Pursuant to the merger the Company’s name was changed to Entegris, Inc. The stock-for-stock transaction was accounted for under the purchase method of accounting as an acquisition of Mykrolis by the Company.

Fiscal Year On December 13, 2005, the Company’s Board of Directors approved a change in fiscal year end from a 52-week or 53-week fiscal year period ending on the last Saturday of August to a fiscal year ending December 31. The Company’s new fiscal quarters consist of 13 week periods that end on Saturday, except in the fourth quarter. The Company’s fiscal quarters in 2008 ended on March 29, 2008, June 28, 2008, September 27, 2008 and December 31, 2008.

Basis of Presentation The accompanying consolidated financial statements have been prepared on a going concern basis.

The Company had a net loss of $517.0 million in fiscal 2008, including a fourth quarter net loss of $131.7 million, which included after-tax goodwill impairment charges of $454.6 million and $89.4 million, respectively. Revenues declined sharply in the fourth quarter of 2008 to $112.7 million down from $145.8 million in the third quarter 2008 and from $161.3 million in the fourth quarter of 2007. The revenue run rate for the first seven weeks of 2009 is down significantly from what the Company experienced in the fourth quarter of 2008. As a result of this poor business environment, the Company projected that it would violate the debt covenants in its $230 revolving credit facility in the first half of 2009. Therefore, the Company’s management, working with its banks, undertook amending its $230 million revolving credit facility. On March 2, 2009, the Company entered into a $150 million amended revolving credit facility. The $150 million amended revolving credit facility allows the Company to borrow up to $139 million based on its current borrowing base with an additional $11 million available at the discretion of the majority of its banks. As of December 31, 2008 and February 27, 2009, the Company has $139 million outstanding. The amended revolving credit facility requires the Company to maintain compliance with new debt covenants and to pay higher rates of interest (see Note 23 to the Company’s consolidated financial statements).

While the Company has taken significant action to date including the announcement of the closure of its largest Chaska facility that will ultimately result in the layoff of approximately 200 employees and the reduction of exempt employees’ wages by an aggregate annual amount in excess of $5.0 million, further actions will be necessary if revenue levels do not improve in the very near term. At current 2009 revenue levels, the Company’s management will be required to act upon its identified contingency plan to significantly reduce operating expenses further in order to avoid violating the covenants in the $150 million amended revolving credit facility. These reductions, if necessary, would include such items as furloughs, permanent headcount reductions, office closures, further reductions in discretionary spending, elimination of certain new product development initiatives and other cost reduction measures. Certain of the contingency plan actions may likely need to be implemented late in the first quarter to realize the financial benefits necessary to maintain compliance with the Company’s debt covenants. While there can be no assurances that these actions will be sufficient, such contingency plans are within the Company’s control. Further, the Company has the intent and ability to execute as necessary and believes such benefits are achievable. However, there can be no assurance that these additional operating expense reductions will not have a lasting negative impact on the Company’s long term business prospects.

In the second quarter and year ended December 31, 2008, the Company identified certain errors in its inventory accounts related to its fiscal year ended December 31, 2007. The impact of correcting these errors in the second quarter decreased cost of goods sold by $0.7 million with a corresponding increase to inventory. Associated with the correction of this error, the Company increased income tax expense by $0.2 million with a corresponding increase to income taxes payable resulting in an increase in net income of $0.5 million. Neither the origination nor the correction of the errors was material to the Company’s consolidated financial statements.

Use of Estimates and Risks and Uncertainties The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, particularly receivables, inventories, property, plant and equipment, and intangibles, accrued expenses and income taxes and related accounts, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 2 as to the use of estimates in connection with the Company’s review of its long-lived assets.

The Company is experiencing significant revenue deterioration due to a severe downturn in both the capital and unit-driven segments of the semiconductor industry that began during the second half of 2008. The Company is unable to predict the ultimate duration and severity of this downturn or the timing of a recovery, if any, for the semiconductor industry. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, particularly receivables, inventories, property, plant and equipment, and intangibles, accrued expenses and income taxes and related accounts, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. See Note 2 as to the use of estimates in connection with the Company’s review of its long-lived assets.

Under its $150 million amended credit facility, dated March 2, 2009, the Company is at its borrowing cap of $139 million. The borrowing cap can be adjusted downward if the Company’s level of qualifying US accounts receivable, inventories and value of property plant and equipment were to decline from current levels. The remaining $11 million of the credit facility may not be borrowed unless a majority of the lenders consent. The Company’s amended credit agreement contains various financial covenants that limit its ability to purchase no more than $16 million in capital equipment in 2009 and no more than $20 million in 2010; requires that the Company maintain a minimum level of cash in the United States; and achieve certain levels of EBITDA performance during 2009 and the first quarter of 2010.

During the first two months of 2009 the Company’s revenue levels have declined significantly from those it experienced during the fourth quarter of 2008 which has a negative impact on its ability to remain compliant with the EBITDA levels as required by the Company’s debt covenants. If revenue continues at these levels for the balance of 2009, at the current operating expense levels, the Company will violate the financial covenants of its amended credit agreement during 2009. In the event that revenue levels do not improve in the very near term, management will be required to act upon its identified contingency plan to significantly reduce operating expenses in order to avoid violating those covenants. These reductions, if necessary, would include such items as furloughs, permanent headcount reductions, office closures, further reductions in discretionary spending, elimination of certain new product development initiatives and other cost reduction measures. Certain of the contingency plan actions may likely need to be implemented late in the first quarter to realize the financial benefits necessary to maintain debt compliance.

Concentrations of Suppliers Certain materials included in the Company’s products are obtained from a single source or a limited group of suppliers. Although the Company seeks to reduce dependence on those sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on the Company’s results of operations. Furthermore, a significant increase in the price of one or more of these components could adversely affect the Company’s results of operations.

Share-based Compensation The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R requires the Company to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is to be recognized over the period during which an employee is required to provide services in exchange for the award.

Cash, Cash Equivalents and Short-term Investments Cash and cash equivalents include cash on hand and highly liquid debt securities with original maturities of three months or less, which are valued at cost which approximates fair value. Debt securities with original maturities greater than three months and remaining maturities of less than one year are classified and accounted for as available for sale and are recorded at fair value, and are classified as short-term investments.

Allowance for Doubtful Accounts An allowance for uncollectible trade receivables is estimated based on a combination of write-off history, aging analysis and any specific, known troubled accounts.

Inventories Inventories are stated at the lower of cost or market. Cost is generally determined by the first-in, first-out (FIFO) method.

Property, Plant, and Equipment Property, plant and equipment are carried at cost and are depreciated principally on the straight-line method over the estimated useful lives of the assets. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts, and gains or losses are recognized in the same period. Maintenance and repairs are expensed as incurred; significant additions and improvements are capitalized. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of asset(s) may not be recoverable based on estimated future undiscounted cash flows. The amount of impairment, if any, is measured as the difference between the net book value and the estimated fair value of the asset(s).

Investments The Company’s nonmarketable investments are accounted for under either the cost or equity method of accounting, as appropriate. All equity investments are periodically reviewed to determine whether declines, if any, in fair value below cost basis are other-than-temporary. If the decline in fair value is determined to be other-than-temporary, an impairment loss is recorded and the investment written down to a new cost basis.

Fair Value of Financial Instruments The carrying value of cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value due to the short maturity of those instruments. The fair value of long-term debt was estimated using discounted cash flows based on market interest rates for similar instruments and approximated its carrying value at December 31, 2008.

Goodwill and Other Intangible Assets Goodwill is the excess of the purchase price over the fair value of net assets of acquired businesses. The Company does not amortize goodwill, but tests for impairment at least annually. Other amortizable intangible assets include, among other items, patents, unpatented and other developed technology and customer-based intangibles, and are amortized using the straight-line method over their respective estimated useful lives of 3 to 15 years. The Company reviews intangible assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable.

Derivative Financial Instruments SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires the Company to record derivatives as assets or liabilities on the balance sheet and to measure such instruments at fair value. Changes in fair value of derivatives are recorded each period in current results of operations or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction.

The Company periodically enters into forward foreign currency contracts to reduce exposures relating to rate changes in certain foreign currencies. Certain exposures to credit losses related to counterparty nonperformance exist. However, the Company does not anticipate nonperformance by the counterparties since they are large, well-established financial institutions. Except as described in the following paragraph, none of these derivatives is accounted for as a hedge transaction under the provisions of SFAS No. 133. Accordingly, changes in the fair value of forward foreign currency contracts are recorded as a component of net income. The fair values of the Company’s derivative financial instruments are based on prices quoted by financial institutions for these instruments. The Company was a party to forward foreign currency contracts with notional amounts of $1.8 million and $33.6 million at December 31, 2008 and 2007, respectively.

On February 6, 2007, the Company entered into a 10-month Japanese yen-based cross-currency interest rate swap, with aggregate notional principal amounts of 2.4 billion Japanese yen and $20 million that matured on November 30, 2007. This swap effectively hedged a portion of the Company’s net investment in its Japanese subsidiary. During the term of this transaction, the Company remitted to, and received from, its counterparty interest payments based on rates that were reset quarterly equal to three-month Japanese LIBOR and three-month U.S. LIBOR rates, respectively. The Company designated this hedging instrument as a hedge of a portion of the net investment in its Japanese subsidiary, and used the spot rate method of accounting to value changes of the hedging instrument attributable to currency rate fluctuations. As such, a $2.1 million adjustment in the fair market value of the hedging instrument related to changes in the spot rate was recorded as a charge to “Foreign currency translation” in shareholders’ equity in 2007 to offset changes in a portion of the yen-denominated net investment in the Company’s Japanese subsidiary and will remain there until the net investment is disposed. The Company recorded $0.7 million in net interest income in 2007 in connection with the cross-currency interest rate swap.

Foreign Currency Translation Assets and liabilities of foreign subsidiaries are translated from foreign currencies into U.S. dollars at period-end exchange rates, and the resulting gains and losses arising from translation of net assets located outside the U.S. are recorded as a cumulative translation adjustment, a component of accumulated other comprehensive income (loss) in the consolidated balance sheets. Income statement amounts are translated at the weighted average exchange rates for the year. Translation adjustments are not adjusted for income taxes as substantially all translation adjustments relate to permanent investments in non-U.S. subsidiaries. Gains and losses resulting from foreign currency transactions are included in other income, net in the consolidated statements of operations.

Revenue Recognition/Concentration of Risk Revenue and the related cost of sales are generally recognized upon shipment of the products. Revenue for product sales is recognized upon delivery, when persuasive evidence of an arrangement exists, when title and risk of loss have been transferred to the customer, collectibility is reasonably assured, and pricing is fixed or determinable.

The Company provides for estimated returns and warranty obligations when the revenue is recorded. The Company sells its products throughout the world primarily to companies in the microelectronics industry. The Company performs continuing credit evaluations of its customers and generally does not require collateral. Letters of credit may be required from its customers in certain circumstances. The Company maintains an allowance for doubtful accounts that management believes is adequate to cover losses on trade receivables.

The Company collects various sales and value-added taxes on certain product and service sales that are accounted for on a net basis.

Income Taxes Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting. The Company accounts for tax credits as reductions of income tax expense. The Company utilizes the asset and liability method for computing its deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are based on the temporary difference between the financial statement and tax basis of assets and liabilities and the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company collects various sales and value-added taxes on certain product and service sales, which are accounted for on a net basis.

The Company has significant amounts of deferred tax assets. Management reviews its deferred tax assets for recoverability on a quarterly basis and assesses the need for valuation allowances. These deferred tax assets are evaluated jurisdictionally, by considering historical levels of income, estimates of future taxable income streams and the impact of tax planning strategies. A valuation allowance is recorded to reduce deferred tax assets when it is determined that it is more likely than not that the Company would not be able to realize all or part of its deferred tax assets based on all available evidence. At December 31, 2008, the Company recorded a $42.7 million valuation allowance against deferred tax assets which, in management’s estimate, cannot be determined to be more likely than not to be realized. The Company carried no valuation allowance against its deferred tax assets at December 31, 2007.

Except as indicated in Note 16 as relates to 13.4 billion yen (approximately $122 million), the Company intends to continue to reinvest its remaining undistributed international earnings in its international operations indefinitely; therefore, no U.S. tax expense has been recorded to cover the repatriation of such undistributed earnings.

The Company’s policy for recording interest and penalties associated with audits and unrecognized tax benefits is to record such items as a component of income before taxes. Penalties are recorded in other expense and interest paid or received is recorded in interest expense or interest income, respectively, in the statement of operations.

Comprehensive Income (Loss) Comprehensive income (loss) represents the change in shareholders’ equity resulting from items other than shareholder investments and distributions. The Company’s foreign currency translation adjustments, unrealized gains and losses on marketable securities and minimum pension liability adjustments are included in accumulated other comprehensive income (loss). Comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the accompanying consolidated statements of shareholders’ equity and comprehensive income (loss).

Recent Accounting Pronouncements In December 2007, the Financial Accounting Standard Board (FASB) issued SFAS No. 141 (revised 2007) Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control, and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. SFAS No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. SFAS No. 141(R) is effective for the Company January 1, 2009. The Company is currently assessing the impact of SFAS No. 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. Consolidated net income should include the net income for both the parent and the noncontrolling interest, with disclosure of both amounts on the consolidated statement of income. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 160 is effective for the Company January 1, 2009. The Company is currently assessing the impact of SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for the Company January 1, 2009. The Company is currently assessing the impact of SFAS No. 161 on its consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) 142-3, Determination of the Useful Life of Intangible Assets, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for the Company January 1, 2009. The Company is currently assessing the impact of FSP 142-3 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 was effective November 15, 2008 following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The implementation of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for the Company January 1, 2009. The application of FSP EITF 03-6-1 will not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock (EITF 07-5). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for the Company January 1, 2009. The application of EITF Issue No. 07-5 will not have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 08-3, Accounting for Lessees for Maintenance Deposits Under Lease Arrangements (EITF 08-3). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for the Company January 1, 2009. The application of EITF Issue No. 08-3 will not have a material impact on the Company’s consolidated financial statements.

(2)	IMPAIRMENT OF GOODWILL

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company tested for impairment of its goodwill in connection with its annual impairment test of goodwill as of August 31, 2008, and due to events and changes in circumstances through the end of the third and fourth quarters of the year ended December 31, 2008, the Company had additional triggering events that indicated impairments had occurred. In addition, the Company tested for impairment of its long-lived assets (principally property, plant and equipment and intangibles) in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The factors deemed by management to have collectively constituted impairment triggering events included a significant decrease in the Company’s market capitalization as of its annual impairment date and as of December 31, 2008, which was significantly below the recorded value of its consolidated net assets, and a significant decline in the current and forecasted business levels. As a result of the impairment assessments, the Company recorded goodwill impairment charges of $379.8 million and $94.0 million in the third and fourth quarters, respectively, of the year ended December 31, 2008.

Goodwill

The Company assesses goodwill for impairment annually as of August 31, and when an event occurs or circumstances change that would indicate that the asset might be impaired. Goodwill is tested for impairment using a two-step process. In the first step, the fair value of the reporting unit is compared to its carrying value. For purposes of assessing impairment under SFAS No. 142, the Company is a single reporting unit. If the fair value of the reporting unit exceeds the carrying value of its net assets, goodwill is considered not impaired, and no further testing is required. If the carrying value of the net assets exceeds the fair value of the reporting unit, a second step of the impairment assessment is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires a valuation of the reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, goodwill is deemed impaired and is written down to the extent of the difference.

Throughout fiscal 2008, the Company experienced a sustained and significant decline in its stock price. As a result of the decline in stock price and a significant decline in the current and forecasted business level, the Company’s market capitalization fell significantly below the recorded value of its consolidated net assets.

Based on the results of the Company’s initial assessment of impairment of its goodwill (step 1), it was determined that the consolidated carrying value of the Company exceeded its estimated fair value. Therefore, the Company performed a second step of the impairment assessment to determine the implied fair value of goodwill. In performing the goodwill assessment, the Company used current market capitalization, discounted cash flows and other factors as the best evidence of fair value. There are inherent uncertainties and management judgment required in an analysis of goodwill impairment. The Company performed the assessment of impairment of its goodwill twice during the year, once during the third quarter, resulting in write-off of $379.8 million, and during the fourth quarter, resulting in the write-off of the Company’s remaining goodwill of $94.0 million.

Long-Lived Assets

In accordance with SFAS No. 144, the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its fair value, the asset will be written down to its fair value. In connection with the triggering events discussed above, during the third and fourth quarters of fiscal year 2008 the Company reviewed its long-lived assets and determined that none of its long-lived assets were impaired for its asset groups. The determination was based on reviewing estimated undiscounted cash flows for the Company’s asset groups, which were greater than their carrying values. As required under U.S. generally accepted accounting principles, the SFAS No. 144 impairment analysis occurred before the SFAS No. 142 goodwill impairment assessment.

The evaluation of the recoverability of long-lived assets requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the identification of the asset group at the lowest level of independent cash flows and the primary asset of the group; and long-range forecasts of revenue, reflecting management’s assessment of general economic and industry conditions, operating income, depreciation and amortization and working capital requirements.

Due to the inherent uncertainty involved in making these estimates, particularly in the current economic environment and plan for a recovery, actual results could differ from those estimates. In addition, changes in the underlying assumptions would have a significant impact on the conclusion that an asset group’s carrying value is recoverable, or the determination of any impairment charge if it was determined that the asset values were indeed impaired.

Due to the decline in the Company’s market capitalization and the uncertain economic environment within the semiconductor industry, the Company will continue to monitor circumstances and events in future periods to determine whether additional asset impairment testing is warranted. It is not unlikely that in the future the Company may no longer be able to conclude that there is no impairment of its long-lived assets, nor can the Company provide assurance that material impairment charges of long-lived assets will not occur in future periods.

(3)	ACQUISITIONS AND DIVESTITURES

On August 11, 2008, Entegris acquired Poco Graphite, Inc (POCO). Based in Decatur, Texas, POCO is a leading provider of process-critical, graphite-based consumables and finished products used in a variety of markets, including semiconductor, EDM (electrical discharge machining), medical, opto-electronic, aerospace and specialty industrial. The intent of the acquisition was to extend the Company’s position in the semiconductor market and to add new complementary growth opportunities in other high-performance industries.

The Company paid cash consideration of $162.9 million for POCO, including transaction costs of $1.3 million. The transaction is subject to extensive escrow fund arrangements, portions of which remain in place to various dates through August 2013, totaling $24.0 million to secure certain environmental and export compliance obligations of the POCO sellers. This acquisition was accounted for under the purchase method of accounting. The Company’s consolidated financial statements for the year ended December 31, 2008 include the net assets, recorded at their fair value, and results of operations of POCO from August 11, 2008, the date of acquisition. Pro forma results are not presented since this acquisition did not constitute a material business combination.

Allocation of Purchase Price

The purchase price for POCO has been preliminarily allocated based on the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date. Given the size and complexity of the acquisition, the fair valuation of certain net assets and liabilities is still being finalized. The following table presents the preliminary allocation of purchase price.

(In thousands)
Book value of tangible net assets acquired	$55,354
Remaining allocation:
Increase inventories to fair value (a)	16,989
Increase property, plant and equipment to fair value (b)	10,546
Record identifiable intangible assets (c)	36,400
Decrease other net assets to fair value	(754)
Adjustments to tax-related assets and liabilities (d)	(21,576)
Goodwill (e)	65,893

Purchase price	$162,852

The following table summarizes the allocation of the POCO purchase price to the fair values of the assets acquired and liabilities assumed:

(In thousands)
Accounts receivable, inventories and other assets	$58,456
Property, plant and equipment	35,786
Intangible assets	36,400
Goodwill	65,893

Total assets acquired	196,535

Current liabilities	(6,839)
Deferred tax liabilities	(26,844)

Total liabilities assumed	(33,683)

Net assets acquired	$162,852

(a)	The fair value of acquired inventories was determined as follows:

•	Finished goods – the estimated selling price less the cost of disposal and reasonable profit for the selling effort.

•	Work in process – the estimated selling price of finished goods less the cost to complete, cost of disposal and reasonable profit on the selling and remaining manufacturing efforts.

•	Raw materials – estimated current replacement cost, which equaled POCO’s historical cost.

The increase in inventories to record the fair values of finished goods and work in process was as follows:

(In thousands)
Finished goods	$5,847
Work in process	11,142

Total	$16,989

(b)	The fair value of acquired property, plant and equipment was valued at its value-in-use.
(c)	The Company worked with independent valuation specialists to determine the fair value of identifiable intangible assets, which were as follows:

(In thousands)	Fair value	Useful life in years	Weighted average life in years
Developed technology	$18,500	10	10
Trade names	6,500	15	15
Customer relationships	11,300	15	15
Noncompete covenant	100	2	2

Total	$36,400

The total weighted average life of identifiable intangible assets acquired from POCO that are subject to amortization is 12.4 years.

Developed technology represents the technical processes, intellectual property, and institutional understanding that were acquired with the POCO acquisition with respect to products, compounds and/or processes for which development had been completed.

The fair value of identifiable intangible assets was determined using the “income approach.” This method starts with a forecast of expected future net cash flows. These net cash flow projections do not anticipate any revenue or cost synergies. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams, some of which are more certain than others.

The valuations were based on the information that was available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by the Company’s management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

(d)	Gives the effect of the estimated tax effects of the acquisition.

(e)	In accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No.142), the goodwill associated with the merger will not be amortized. None of the goodwill is deductible for tax purposes. The goodwill was analyzed for impairment and written off in 2008. See Note 2 to the consolidated financial statements.

Acquisition of Specialty Coatings business

On August 16, 2007, the Company acquired the specialty coatings business of a privately held company located in Burlington, Massachusetts. This specialty coatings business develops and applies proprietary low-temperature, high-purity coatings to critical wafer handling components used in ion implant operations as well as to other critical components used in semiconductor manufacturing and other applications.

The purchase price was $44.9 million in cash, including transaction costs of $0.2 million and contingent consideration of $3.1 million paid to the seller as certain financial metrics related to calendar 2007 results were met. This acquisition was accounted for under the purchase method of accounting and the results of operations of this specialty coatings business are included in the Company’s consolidated financial statements since August 16, 2007. Pro forma results are not presented as this acquisition did not constitute a material business combination.

The above purchase price has been allocated to the fair values of assets acquired and liabilities assumed as summarized in the table below.

(In thousands)
Inventory	$1,478
Equipment	600
Other intangible assets	26,500
Goodwill	16,633

Total assets acquired	$45,211
Current liabilities	(300)

Net assets acquired	$44,911

The amount allocated to acquired inventories above replacement cost was $0.8 million. Accordingly, the results of operations for the year ended December 31, 2007 include an incremental charge of $0.8 million in cost of sales.

The $26.5 million of other intangible assets included $16.1 million of customer relationships (12-year economic consumption life), $10.0 million of developed technologies (12-year economic consumption life), and $0.4 million of employment and non-competition agreements (2.4-year average economic consumption life). These intangible assets were valued at fair value as determined by the Company with the assistance of an independent valuation specialist.

The goodwill recorded in connection with the acquisition will not be amortized, but is deductible for tax purposes. The goodwill was analyzed for impairment and written off in 2008. See Note 2 to the consolidated financial statements.

Divestitures and Discontinued Operations

In June 2007, the Company announced its intent to divest its cleaning equipment business. The cleaning equipment business sold precision cleaning systems to semiconductor and hard disk drive customers for use in their manufacturing operations. In conjunction with the establishment of management’s plan to sell the cleaning equipment business, the fair value of the assets of that business was tested for impairment and, where applicable, adjusted to fair value less costs to sell. The Company sold the operating assets of the cleaning equipment business in April 2008 for proceeds of $0.7 million, essentially equal to the carrying value of the assets sold.

On September 12, 2005, the Company announced that it would divest its gas delivery, life science and tape and reel product lines. The gas delivery products included mass flow controllers, pressure controllers and vacuum gauges that are used by customers in manufacturing operations to measure and control process gas flow rates and to control and monitor pressure and vacuum levels during the semiconductor manufacturing process. The life sciences products included stainless steel clean in place systems for life sciences applications. Tape and reel products included the Stream™ product line, which is a packaging system designed to protect and transport microelectronic components, while enabling the high-speed automated placement of the components onto printed circuit boards used for electronics.

The assets and liabilities of the life sciences product line and the assets of the tape and reel product line were sold in December 2005 for net proceeds of $0.8 million and $1.0 million, respectively. The Company closed the sale of the gas delivery assets in February 2006. After adjustments for severance, sublease payments and other closing costs, the net proceeds of the sale totaled $13.1 million. As part of the purchase accounting allocation of the acquisition of Mykrolis, the fair values of the assets of the gas delivery product line were classified as assets held for sale as of the date of the August 6, 2005 acquisition. Accordingly, the Company adjusted its purchase price allocation related to the assets of the gas delivery product line and did not recognize a gain or loss from the sale.

The consolidated financial statements have been reclassified to segregate as discontinued operations the assets and liabilities, and operating results of, the product lines divested for all periods presented. The summary of operating results from discontinued operations for the years ended December 31, 2008, 2007 and 2006 is as follows:

(In thousands)	2008	2007	2006
Net sales	$4,460	$4,891	$9,227

Loss from discontinued operations, before income taxes	$(1,040)	$(3,996)	$(1,906)
Income tax (expense) benefit	(65)	1,999	2,221

(Loss) income from discontinued operations, net of taxes	$(1,105)	$(1,997)	$315

Net liabilities of discontinued operations at December 31, 2007 consisted of the following:

(In thousands)	2007
Accounts receivable	$276
Inventory	3,029
Assets held for sale	882

Total assets of discontinued operations	4,187
Total liabilities associated with discontinued operations	4,225

Net liabilities of discontinued operations	$(38)

No interest expense was allocated to the operating results of discontinued operations. The after-tax earnings of discontinued operations in the year ended December 31, 2006 included a tax benefit of $1.6 million associated with a decrease in the Company’s deferred tax asset valuation allowance resulting from the resolution of a matter with respect to the characterization of certain gains and losses.

Assets of discontinued operations and other assets held for sale shown in the consolidated balance sheet as of December 31, 2008 include a building located in Gilroy, California unrelated to the cleaning equipment business held for sale and carried at $2.5 million. Assets of discontinued operations and other assets held for sale shown in the consolidated balance sheet as of December 31, 2007 include the net assets of the cleaning equipment business carried at $4.2 million.

(4)	ACCOUNTS RECEIVABLE

Accounts receivable and notes receivable from customers at December 31, 2008 and 2007 consist of the following:

(In thousands)	2008	2007
Accounts receivable	$59,326	$99,236
Notes receivable	12,521	13,316

	71,847	112,552
Less allowance for doubtful accounts	1,312	499

	$70,535	$112,053

(5)	INVENTORIES

Inventories at December 31, 2008 and 2007 consist of the following:

(In thousands)	2008	2007
Raw materials	$24,922	$21,237
Work-in-process	16,498	3,496
Finished goods (a)	59,954	47,455
Supplies	815	932

	$102,189	$73,120

(a)	Includes consignment inventories held by customers for $4,465 and $6,428 at December 31, 2008 and 2007 respectively.

(6)	PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment at December 31, 2008 and 2007 consist of the following:

(In thousands)	2008	2007	Estimated useful lives in years
Land	$12,560	$10,826
Buildings and improvements	78,960	72,001	5-35
Manufacturing equipment	138,505	100,319	5-10
Molds	81,593	85,669	3-5
Office furniture and equipment	56,101	63,611	3-8

	367,719	332,426
Less accumulated depreciation	207,981	211,269

	$159,738	$121,157

Depreciation expense for the years ended December 31, 2008, 2007, and 2006, was $26.8 million, $24.9 million, and $25.3 million, respectively. The Company recorded asset impairment write-offs on molds and equipment due to abandonment of approximately $1.4 million, $4.1 million, and $1.5 million for the fiscal years ended December 31, 2008, 2007 and 2006, respectively. All impairment losses are included in cost of sales.

(7)	INVESTMENTS

At December 31, 2008 and 2007, the Company held equity investments totaling $14.0 million and $13.9 million, respectively. These investments all represent interests in privately held companies. Investments representing $10.3 million of the total at December 31, 2008 are accounted for under the equity method of accounting, with the remaining $3.7 million accounted for under the cost method.

During 2008, the Company invested $11.0 million in equity investments. Also in 2008, the Company determined that four of its investments were partially or totally impaired. The Company recorded impairment losses of $11.1 million that were classified as other expense. During 2007, the Company recorded other income of $6.1 million on the sale of the Company’s interest in a privately held equity investment with a carrying value of $0.5 million accounted for using the cost method. Proceeds from the sale totaled $6.6 million.

(8)	INTANGIBLE ASSETS

As of December 31, 2008, the Company recognized no goodwill on its consolidated balance sheet. The reduction from $402.1 million balance reflected at December 31, 2007 mainly reflects the $473.8 million impairment charge recorded during the year (See Note 2 for further discussion). The impairment charge and other changes to goodwill are reflected in the table below.

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Beginning of period	$402,125	$394,531
Acquisition of specialty coatings business	—	16,633
Acquisition of POCO Graphite, Inc.	65,893	—
Adjustments to Mykrolis purchase price allocation	(822)	(6,981)
Adjustments to specialty coatings acquisition purchase price allocation	59	—
Impairment of goodwill associated with assets held for sale	—	(408)
Other, including foreign currency translation	6,544	(1,650)
Impairment charge	(473,799)	—

End of year	$—	$402,125

As of December 31, 2008, goodwill amounted to zero, a decrease of $402.1 million from the balance at December 31, 2007. The decrease mainly reflects the $473.8 million impairment charge as discussed above.

Other intangible assets, excluding goodwill, at December 31, 2008 and 2007 consist of the following:

2008
(In thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average life in years
Patents	$17,855	$15,218	$2,637	9.1
Developed technology	74,988	36,742	38,246	7.5
Trademarks and trade names	15,500	6,872	8,628	9.1
Customer relationships	55,400	12,595	42,805	11.1
Employment and noncompete agreements	3,507	3,215	292	4.6
Other	4,157	3,626	531	5.6

	$171,407	$78,268	$93,139	8.9

2007
(In thousands)	Gross carrying amount	Accumulated amortization	Net carrying value	Weighted average life in years
Patents	$17,855	$13,323	$4,532	9.1
Developed technology	56,488	26,203	30,285	6.6
Trademarks and trade names	9,000	5,513	3,487	4.9
Customer relationships	44,100	7,888	36,212	10.2
Employment and noncompete agreements	3,407	2,893	514	4.7
Other	4,203	2,863	1,340	5.6

	$135,053	$58,683	$76,370	7.9

Amortization expense was $19.6 million, $18.9 million, $17.6 million in the fiscal years ended December 31, 2008, 2007 and 2006, respectively.

Estimated amortization expense for the fiscal years 2009 to 2013, and thereafter, is $19.0 million, $12.9 million, $9.6 million, $9.0 million, $8.4 million, and $34.3 million, respectively.

(9)	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2008 and 2007 consist of the following:

(In thousands)	2008	2007
Payroll and related benefits	$19,601	$29,915
Employee benefits	1,868	4,664
Taxes, other than income taxes	823	3,135
Royalties	1	1,568
Interest	1,734	1,692
Warranty and related	1,112	1,306
Other	11,832	15,377

	$36,971	$57,657

(10)	WARRANTY

The Company accrues for warranty costs based on historical trends and the expected material and labor costs to provide warranty services. The majority of products sold are generally covered by a warranty for periods ranging from 30 days to one year. The following table summarizes the activity related to the product warranty liability during the fiscal years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006
Beginning of year	$1,306	$1,824	$1,795
Accrual for warranties issued during the period	2,221	1,742	2,042
Adjustment of previously recorded accruals	(878)	(1,170)	(21)
Settlements during the year	(1,537)	(1,090)	(1,992)

End of year	$1,112	$1,306	$1,824

(11)	FINANCING ARRANGEMENTS

Short-term borrowings at December 31, 2008 and 2007 consist of the following:

(In thousands)	2008	2007
Bank borrowings, denominated in Japanese yen with an average interest rate of 1.28%	$—	$17,802

Total short-term borrowings	$—	$17,802

Long-term debt at December 31, 2008 and 2007 consists of the following:

(In thousands)	2008	2007
Revolving credit agreement with interest of LIBOR rate plus a LIBOR margin ranging from 1% to 1.5% through 2013	$139,000	$—
Bank loan denominated in Japanese yen with interest of 1.43% through 2010	22,128	26,702
Stock redemption notes payable with interest of 8% through December 2010	835	1,223
Small Business Administration loans with interest ranging from 5.5% to 7.35% and various maturities through July 2010	1,719	1,758

Total long-term debt	163,682	29,683
Less current maturities of long-term debt	13,166	9,310

Long-term debt less current maturities	$150,516	$20,373

Annual maturities of long-term debt as of December 31, 2008, are as follows:

Fiscal year ending	(In thousands)
2009	$13,166
2010	11,516
2011	—
2012	—
2013	139,000
Thereafter	—

$163,682

On February 15, 2008, the Company entered into a credit agreement with Wells Fargo Bank National Association, as agent, and certain other banks. The agreement provided for a $230 million revolving credit facility (the Facility) for a period of five years with an uncommitted option to expand the Facility by up to $20 million provided that no default or event of default has occurred or is continuing at such time. The Facility replaced the Company’s credit agreement executed in 2007 between the Company and Wells Fargo Bank National Association, as agent, and certain other banks. Under the Facility, the Company generally may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Base Rate equal to the higher of the Prime Rate then in effect and the Federal Funds Rate then in effect, plus 0.50% or (b) a LIBOR rate plus a LIBOR Margin ranging from 1.00% to 1.50% depending on leverage. The Company borrowed $168.0 million under the Facility during the year ended December 31, 2008 with $139.0 million outstanding at the end of the period.

The Facility is guaranteed by the Company’s material direct and indirect subsidiaries that are treated as domestic for tax purposes. In addition, the Company is obligated to pledge 65% of the stock of each material subsidiary which is treated as foreign for tax purposes and owned by a domestic entity. The Facility requires that the Company comply on a quarterly basis with certain financial covenants, including leverage and interest coverage ratio covenants. In addition, the Facility includes negative covenants, subject to exceptions, restricting or limiting the Company’s ability and the ability of its subsidiaries to, among other things, sell assets, engage in mergers, acquisitions and other business combinations, declare dividends or redeem or repurchase capital stock. The Facility also contains customary representations, warranties, covenants and events of default.

As described in Note 23, the Company executed a new domestic credit agreement in February 2009, which expires in November 2011, with initial and maximum borrowing capacities of $139 million and $150 million, respectively.

A global credit market crisis has created a very difficult business environment. These conditions have generally worsened since October 2008. The Company’s operating performance, as well as its liquidity position, has been and continues to be negatively affected by these economic conditions, many of which are beyond its control. The Company does not believe it is likely that these adverse economic conditions, and their effect on the semiconductor industry, will improve significantly in the near term. However, the effect of current global economic environment on the semiconductor industry requires that the Company maintain its near-term liquidity support.

The amended credit facility requires that the Company meet various financial covenants. If the Company’s future financial performance fails to meet these financial covenants, then its lenders may take control of the Company’s cash receipts from the collection of its receivables as well as certain other assets. In this event, the Company’s ability to conduct business could be severely impeded as there can be no assurance that funds adequate in amounts and timing will be available to meet the Company’s liquidity requirements.

The Company plans to manage its business during this time through a series of operating measures designed to reduce expenditures and to generate incremental cash flow through asset management initiatives. If the economic environment does not improve in 2009, the Company’s planned and initiated actions may not be sufficient and could lead to possibly failing the financial debt covenants required under the amended credit facility.

During the fourth quarter of 2007, the Company executed a 3.0 billion yen ($26.7 million) unsecured term note agreement with a Japanese bank. Under the note agreement, the Company will make semi-annual payments in May and November each year of 500 million yen ($4.7 million) through November 2010, along with interest at a rate of 1.43%. Borrowings outstanding under this agreement at December 31, 2008 and December 31, 2007 were $22.1 million and $26.7 million, respectively.

The Company has entered into unsecured line of credit agreements, which expire at various dates, with three international commercial banks, which provide for aggregate borrowings of 10.5 million Malaysia ringgits and 1.5 billion Japanese yen for its foreign subsidiaries, which is equivalent to $19.6 million as of December 31, 2008. Interest rates for these facilities are based on a factor of the banks’ reference rates. Borrowings outstanding under international line of credit agreements at December 31, 2008 and December 31, 2007, were none and $17.8 million, respectively.

(12)	LEASE COMMITMENTS

As of December 31, 2008, the Company was obligated under noncancellable operating lease agreements for certain sales offices and manufacturing facilities, manufacturing equipment, vehicles, information technology equipment and warehouse space. Future minimum lease payments for noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

Fiscal year ending December 31	(In thousands)
2009	$8,574
2010	6,522
2011	3,380
2012	3,001
2013	2,752
Thereafter	2,062

Total minimum lease payments	$26,291

Total rental expense for all equipment and building operating leases for the fiscal years ended December 31, 2008, 2007, and 2006, were $12.3 million, $14.0 million, $13.7 million, respectively.

(13)	RESTRUCTURING COSTS

For the years ended December 31, 2008, 2007, and 2006, the accrued liabilities, provisions and payments associated with the employee severance and retention costs of the Company’s restructuring activities were as follows:

(In thousands)	2008	2007	2006
Accrued liabilities at beginning of period	$6,209	$6,497	$568
Provision	16,552	7,980	10,224
Payments	(9,271)	(8,268)	(4,295)

Accrued liabilities at end of period	$13,490	$6,209	$6,497

Global restructuring initiatives

In order to adjust the Company’s operations to changing business conditions in March 2008, the Company terminated approximately 75 employees. In connection with these reductions, the Company recorded severance charges of $4.8 million in the year ended December 31, 2008 related to employee severance and retention costs (generally over the employees’ required remaining term of service) that are primarily classified as selling, general and administrative expenses.

In the third quarter of 2008, the Company announced the appointment of a new Chief Operating Officer. In conjunction with this change in executive management, the Company initiated a global business restructuring of its sales and marketing function, manufacturing operations, and realignment of the global supply chain and other ancillary operational functions. Related to these cost reduction initiatives, the Company announced on November 4, 2008 that it will close the larger of its two manufacturing facilities in Chaska, Minnesota and will transfer production to its other existing facilities. The closure, which will impact approximately 200 jobs or approximately 7% of the Company’s worldwide workforce, is expected to be completed in 2009. Associated with these changes, the Company recorded $10.4 million in the year ended December 31, 2008 related to employee severance and retention costs (generally over the employees’ required remaining term of service) that are classified as restructuring charges. In addition, other costs of $0.2 million related to accelerated depreciation expense classified in cost of sales was recorded for the year ended December 31, 2008. As part of the business restructuring, the Company intends to take further steps to reduce its operating expenses through 2009.

Gilroy Cleaning Service Facility

In November 2007, the Company announced that it would close its cleaning service facility in Gilroy, California and relocate certain equipment to other existing manufacturing plants located in Asia, Europe, and the United States. In connection with this action, the Company recorded charges of $0.1 million and $3.8 million for the years ended December 31, 2008 and 2007, respectively, for employee severance and retention costs (generally over the employees’ required remaining term of service) and asset impairment and accelerated depreciation expense.

Severance and retention costs, mainly classified as selling, general and administrative expense, totaled $0.1 million and $0.7 million for years ended December 31, 2008 and 2007, respectively. Other costs of $45,000 and $3.1 million related to fixed asset write-offs, classified in cost of sales, were also recorded for years ended December 31, 2008 and 2007, respectively.

The Company’s facility in Gilroy became available for sale during the first quarter ended March 29, 2008 and was classified in assets held for sale at December 31, 2008 at a carrying value of $2.5 million.

Bad Rappenau Facility

In November 2005, the Company announced that during 2006 it would close its manufacturing plant located in Bad Rappenau, Germany and relocate the production of products made in that facility to other existing manufacturing plants located in the United States and Asia. In addition, the Company moved its Bad Rappenau administrative center to Dresden, Germany. In connection with these actions, the Company incurred charges of $7.5 million for employee severance and retention costs (generally over the employees’ required remaining term of service) and asset impairment and accelerated depreciation.

Severance and retention costs, mainly classified as selling, general and administrative expense, totaled $(0.2) million and $4.4 million for the years ended December 31, 2007 and 2006, respectively. Other costs of $0.4 million and $1.2 million, related to fixed asset write-offs and accelerated depreciation classified in cost of sales, were also recorded for the years ended December 31, 2007 and 2006, respectively.

The Company’s facility in Bad Rappenau became available for sale during the third quarter of 2006 and was classified in assets held for sale as of December 31, 2006 at a carrying value of $2.2 million. During the second quarter of 2007, the Company sold the facility for $1.9 million.

(14)	INTEREST (EXPENSE) INCOME, NET

Interest income, net for the years ended December 31, 2008, 2007 and 2006 consists of the following:

(In thousands)	2008	2007	2006
Interest income	$1,796	$7,815	$9,668
Interest expense	(2,814)	(2,570)	(463)

Interest (expense) income, net	$(1,018)	$5,245	$9,205

(15)	OTHER INCOME (EXPENSE), NET

Other income (expense), net for the years ended December 31, 2008, 2007 and 2006 consists of the following:

(In thousands)	2008	2007	2006
(Loss) gain on foreign currency remeasurement	$(4,442)	$1,196	$794
Gain on sale of equity investments	—	6,068	—
Impairment loss on equity investments	(11,102)	—	—
Other, net	58	392	864

Other (expense) income, net	$(15,486)	$7,656	$1,658

(16)	INCOME TAXES

(Loss) income before income taxes for the years ended December 31, 2008, 2007 and 2006 was derived from the following sources:

(In thousands)	2008	2007	2006
Domestic	(511,412)	$2,563	$46,864
Foreign	14,999	54,056	42,692

(Loss) income before income taxes	(496,413)	$56,619	$89,556

Income tax expense for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

(In thousands)	2008	2007	2006
Current:
Federal	$(104)	6,612	$923
State	(608)	3,122	1,115
Foreign	4,263	21,056	13,474

	3,551	30,790	15,512

Deferred (net of valuation allowance):
Federal	11,124	(18,974)	13,038
State	(1,879)	(72)	610
Foreign	6,405	(1,388)	(2,224)

	15,650	(20,434)	11,424

Income tax expense	$19,201	$10,356	$26,936

Income tax (benefit) expense differs from the expected amounts based upon the statutory federal tax rates for the years ended December 31, 2008, 2007, and 2006 as follows:

(In thousands)	2008	2007	2006
Expected federal income tax at statutory rate	(173,746)	19,817	$31,344
State income taxes before valuation allowance, net of federal tax effect	(3,128)	1,983	1,131
Effect of foreign source income	1,416	(2,637)	(4,671)
Goodwill impairment	147,811	—	—
Tax effect of foreign dividend	3,594	(11,175)	—
Valuation allowance	42,093	—	—
Other items, net	1,161	2,368	(868)

Income tax expense (benefit)	$19,201	$10,356	$26,936

During 2008, the Company recorded a $42.7 million valuation allowance against its deferred tax assets, of which $0.6 million is related to discontinued operations. The Company carried no valuation allowance against these deferred tax assets at December 31, 2007. The unrecognized deferred tax assets relate primarily to net operating loss carryovers, general business credit carryovers, and tax credits carryforwards.

Generally, the provisions of SFAS No. 109, Accounting for Income Taxes require deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. SFAS No. 109 requires an assessment of all available evidence, both positive and negative, to determine the amount of any required valuation allowance.

As a result of the recent general economic and industry declines, and their impact on the Company’s future outlook, management has reviewed its deferred tax assets and concluded that the uncertainties related to the realization of its assets have become unfavorable. As of December 31, 2008 the Company has a U.S. net deferred tax asset position of $42.3 million which is composed of temporary differences and various credit carryforwards. Management has considered the positive and negative evidence for the potential utilization of the net deferred tax asset based upon an application of the principles of SFAS No. 109 and related accounting pronouncements. Management has concluded that it is not more likely than not that the Company will realize the net deferred tax asset and thus is required to provide an allowance for a portion of the net deferred tax assets management has concluded will not be utilized. As a result, the Company recorded a deferred tax asset valuation allowance of $42.1 million against U.S. deferred tax assets, which is included in income tax expense from continuing and discontinued operations for 2008.

As of December 31, 2008 the Company had a net non-U.S. deferred tax asset position of $12.5 million before valuation allowance. During the fourth quarter of fiscal year 2008, management determined that based upon the available evidence, a valuation allowance was required against non-U.S. deferred tax assets in certain jurisdictions. The establishment of a valuation allowance of approximately $0.6 million was recorded as an increase to income tax expense. For other non-U.S. jurisdictions, management believes that it is more likely than not that the net deferred tax assets will be realized.

As a result of commitments made by the Company related to investments in tangible property and equipment (approximately $43 million by December 31, 2010), the establishment of a research and development center in 2006 and certain employment commitments through 2010, income from certain manufacturing activities in Malaysia is exempt from tax for years up through 2015. The income tax benefits attributable to the tax status of this subsidiary are estimated to be none, $2.1 million (2 cents per diluted share) and $2.8 million (2 cents per diluted share for the years ended December 31, 2008, 2007 and 2006, respectively.

$0.2 million and $2.8 million was added to additional paid-in capital in accordance with SFAS No. 123(R) reflecting tax differences relating to employee stock option and restricted stock award transactions for the years ended December 31, 2007 and 2006, respectively. $2.5 million was charged to additional paid-in capital in accordance with SFAS No. 123(R) reflecting tax differences relating to employee stock option and restricted stock award transactions for the year ended December 31, 2008.

Goodwill was reduced by $0.8 million and $7.0 million in 2008 and 2007, respectively, largely due to the determination that tax contingencies established in connection with the Mykrolis acquisition were no longer necessary.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Deferred tax assets attributable to:
Accounts receivable	$760	$837
Inventory	3,305	3,535
Intercompany profit	1,896	6,188
Accruals not currently deductible for tax purposes	12,212	12,206
Net operating loss and credit carryforwards	26,742	31,506
Depreciation	4,501	5,308
Equity compensation	2,957	5,764
Asset impairments	4,024	—
Other, net	5,777	2,819

Gross deferred tax assets	62,174	68,163
Valuation allowance	(42,676)	—

Total deferred tax assets	19,498	68,163

Deferred tax liabilities attributable to:
Repatriation reserve	3,628	—
Purchased intangible assets	5,450	19,045

Total deferred tax liabilities	9,078	19,045

Net deferred tax assets	$10,420	$49,118

In, 2007, the Company’s Japanese subsidiary, Nihon Entegris KK (NEKK) declared and paid a dividend of 6.8 billion yen (approximately U.S. $60 million) and loaned 4.6 billion yen (approximately U.S. $40 million) to the Company. The dividend and loan were funded from available cash and lines of credit established with Japanese banks. Prior to the declaration of the dividend, the accumulated undistributed earnings of NEKK were considered to be reinvested indefinitely as allowed by the provisions of Accounting Principles Board (APB) Opinion No. 23, Accounting for Income Taxes—Special Areas, as amended by SFAS No. 109 (APB No.23), such that no U.S. tax effect had been provided with respect to such accumulated undistributed NEKK earnings. The dividend and loan transactions resulted in a recharacterization of $100 million of NEKK’s accumulated undistributed earnings as no longer being indefinitely reinvested, resulting in a 2007 U.S. tax benefit of approximately $9.4 million after reduction for state taxes of $1.9 million.

On December 24, 2008, NEKK loaned 2.0 billion yen (approximately U.S. $22 million) to the Company. The loan was funded from available cash and lines of credit established with Japanese banks. Prior to this loan, $56.3 million of the accumulated undistributed earnings of NEKK were considered to be reinvested indefinitely as allowed by the provisions of APB No. 23, such that no U.S. tax effect had been provided with respect to such accumulated undistributed NEKK earnings. The loan transaction resulted in a recharacterization of $22 million of NEKK’s accumulated undistributed earnings as no longer being indefinitely reinvested.

At December 31, 2008, there were approximately $125.7 million of accumulated undistributed earnings of subsidiaries outside the United States that are considered to be reinvested indefinitely. Management has considered its future cash needs and affirms its intention to indefinitely invest such earnings overseas to be utilized for working capital purposes, expansion of existing operations, possible acquisitions and servicing local bank debt. No U.S. tax has been provided on such earnings. If they were remitted to the Company, applicable U.S. federal and foreign withholding taxes may be partially offset by available foreign tax credits. Management has concluded that it is impracticable to compute the full actual tax impact, but it has estimated that $4.2 million of withholding taxes would be incurred if the $125.7 million were distributed.

At December 31, 2008, the Company had state operating loss carryforwards of approximately $0.3 million, which begin to expire in 2011; foreign tax credit carryforwards of approximately $25.3 million, which expire in 2018; alternative minimum tax credit carryforwards of approximately $0.4 million; federal research tax credit carryforwards of approximately $2.4 million, which begin to expire in 2021; and foreign operating loss carryforwards of $2.3 million, $1.8 million of which does not expire under current law and $0.5 million which expires in 2011.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109,” (FIN No. 48), effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax positions will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

Reconciliations of the beginning and ending balances of the total amounts of gross unrecognized tax benefits for the years ended December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Gross unrecognized tax benefits at beginning of year	$16,633	$11,679
Increases in tax positions for prior years	567	8,775
Decreases in tax positions for prior years	(10,563)	(4,919)
Increases in tax positions for current year	1,004	1,485
Settlements	(297)	(193)
Lapse in statute of limitations	(1,805)	(194)

Gross unrecognized tax benefits at end of year	$5,539	$16,633

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.7 million at December 31, 2008.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties are recorded in “Other (gains) losses,” and interest paid or received is recorded in interest expense or interest income, respectively, in the statement of income. For the years ended December 31, 2008 and 2007, the Company has accrued interest and penalties related to unrecognized tax benefits of $1.9 million and $3.1 million, respectively. $0.6 million and $0.5 million of interest and penalties were recognized in the statement of operations for the years ended December 31, 2008 and 2007, respectively.

The Company files income tax returns in the U.S. and in various state, local and foreign jurisdictions. The statute of limitations related to the consolidated Federal income tax return is closed for all years up to and including fiscal 2004. With respect to foreign jurisdictions, the statute of limitations varies from country to country, with the earliest open year for the Company’s major foreign subsidiaries being 2003.

Due to the potential for resolution of foreign examinations, the expiration of various statutes of limitation, the filings for change in accounting methods and amended return filings, it is reasonably possible that the Company’s gross unrecognized tax benefit balance may change within the next twelve months by approximately $0.8 million

(17)	SHAREHOLDERS’ EQUITY

Share Repurchase Program

On August 21, 2006, the Company’s Board of Directors authorized a share repurchase program of up to $150 million over the succeeding 12 to 18 months. In connection with the share repurchase program the Company entered into an Accelerated Share Repurchase Agreement (ASRA) and a Collared Accelerated Share Repurchase Agreement (CASRA) with Goldman, Sachs & Co. (GS) on August 30, 2006. Under the ASRA, which was effective as of August 30, 2006, the Company acquired 4.7 million shares of common stock on September 5, 2006 from GS for $50.0 million, which was paid on September 5, 2006. The transaction was accounted for as a share retirement with common stock, paid-in capital and retained earnings reduced by $47 thousand, $28.2 million, and $21.7 million, respectively.

Under the CASRA, the Company paid $50.0 million for a prepaid forward contract, which was effective August 30, 2006, to repurchase the Company’s common stock. The Company received deliveries of common stock of 3.0 million shares and 1.2 million shares on September 5, 2006 and October 6, 2006, respectively. The transaction was accounted for as a share retirement with common stock, paid-in capital and retained earnings reduced by $42 thousand, $25.2 million, and $19.8 million, respectively. $5.0 million of the $50.0 million payment was reflected as a prepaid forward contract for share repurchase in shareholders’ equity, which was credited when the Company received additional shares under the CASRA.

The Company financed the ASRA and CASRA with its available cash equivalents and short-term investments. Under the terms of the ASRA and the CASRA, GS repurchased an equivalent number of shares in the open market from September 2006 through August 2007. Upon GS’s completion of trading in August 2007, the Company’s price under the ASRA was adjusted up based on the volume-weighted average price of the stock repurchased by GS, resulting in a cash payment to GS of $0.6 million in 2007, leaving $49.4 million remaining available for repurchases pursuant to the August 2006 authorization.

Also in 2007, the Company received 0.4 million additional shares of common stock pursuant to the CASRA, based on the volume-weighted average price of the stock repurchased by GS.

In May 2007, the Company’s Board of Directors authorized a self-tender offer program to acquire up to $250 million of the Company’s common stock. A modified “Dutch Auction” tender offer began on May 11, 2007 and expired on June 8, 2007, and was subject to the terms and conditions described in the offering materials mailed to the Company’s shareholders and filed with the Securities and Exchange Commission. The tender offer was completed on June 14, 2007 with the Company purchasing 21.1 million shares of its common stock at a price of $11.80 per share. The Company incurred $2.3 million in costs associated with the tender offer for a total cost of approximately $251.4 million.

In November 2007, the Company’s Board of Directors authorized a Rule 10b-5-1 trading plan to acquire up to $49.4 million of the Company’s common stock. The share buyback program, which commenced on December 1, 2007 and ended on August 1, 2008, was established in accordance with the provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934. Under the trading plan, the Company purchased 4.0 million and 0.5 million shares of its common stock in 2008 and 2007, respectively, at an average price of $7.28 and $8.99 per share in 2008 and 2007, respectively. The total cost of the purchases was $28.9 million and $4.1 million in 2008 and 2007, respectively.

Share-based Compensation Expense

The Company follows Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (employee stock purchases) to be based on estimated fair values. The Company adopted SFAS 123(R) as of August 28, 2005 using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods were not restated to reflect, and did not include, the impact of SFAS 123(R). Share-based compensation expense recorded under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $7.4 million, $10.5 million and $14.8 million, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations.

Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Share-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the years ended December 31, 2008, 2007 and 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of August 27, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.

Share-based payment awards in the form of restricted stock awards for 0.8 million shares, 0.9 million shares, and 1.1 million shares were granted to employees during the years ended December 31, 2008, 2007 and 2006, respectively. Share-based payment awards in the form of stock awards subject to performance conditions for up to 0.5 million share, 0.9 million shares and 0.9 million shares were also granted to certain employees during the years ended December 31, 2008, 2007 and 2006, respectively.

Share-based payment awards in the form of stock option awards for 0.9 million options were granted to employees during the year ended December 31, 2008 with no stock options granted during the years ended December 31, 2007 and 2006. Compensation expense is based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of share-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted on or prior to August 27, 2005 is recognized using the accelerated multiple-option approach, while compensation expense for all share-based payment awards granted subsequent to August 27, 2005 is recognized using the straight-line single-option method. Because share-based compensation expense recognized in the Consolidated Statement of Operations for the years ended December 31, 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

On November 10, 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards (FSP 123(R)-3). An entity could take up to one year from the effective date of FSP 123(R)-3 to evaluate its available transition alternatives and make its one-time election. The Company adopted the alternative transition method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Employee Stock Purchase Plan

The Company has the Entegris, Inc. Employee Stock Purchase Plan (ESPP). A total of 4.0 million common shares are reserved for issuance under the ESPP. The ESPP allows employees to elect, at six-month intervals, to contribute up to 10% of their compensation, subject to certain limitations, to purchase shares of common stock at the lower of 85% of the fair market value on the first day or last day of each six-month period. The Company treats the ESPP as a compensatory plan under SFAS 123(R). As of December 31, 2008, 1.6 million shares had been issued under the ESPP. At December 31, 2008, 2.4 million shares remained available for issuance under the ESPP. Employees purchased 0.3 million shares, 0.2 million shares, and 0.2 million shares, at a weighted-average price of $6.37, $8.63, and $8.06 during the years ended December 31, 2008, 2007 and 2006, respectively.

Employee Stock Option Plans

As of December 31, 2008, the Company had five stock incentive plans: the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan (the 1999 Plan), the Entegris, Inc. Outside Directors’ Option Plan (the Directors’ Plan) and three former Mykrolis stock option plans assumed by the Company on August 10, 2005: The 2001 Equity Incentive Plan (the 2001 Plan), the 2003 Employment Inducement and Acquisition Stock Option Plan (the Employment Inducement Plan) and the 2001 Non-Employee Director Stock Option Plan (the 2001 Directors Plan). At present, the Company intends to issue new common shares upon the exercise of stock options under each of these plans. The plans are described in more detail below.

1999 Plan: The 1999 Plan provides for the issuance of share-based awards to selected employees, directors, and other persons (including both individuals and entities) who provide services to the Company or its affiliates. Under the 1999 Plan, the Board of Directors determines the number of shares for which each option is granted, the rate at which each option is exercisable and whether restrictions will be imposed on the shares subject to the awards. The term of options issued under the 1999 Plan has been ten years, generally exercisable ratably in 25% increments over the 48 months following grant, with exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant.

The Directors’ Plan and the 2001 Directors Plan: The Directors’ Plan provides for the grant to each outside director of an option to purchase 15,000 shares on the date the individual becomes a director and for the annual grant to each outside director, at the choice of the Directors’ Plan administrator (defined as the Board of Directors or a committee of the Board), of either an option to purchase 9,000 shares, or a restricted stock award of up to 3,000 shares. Options are exercisable six months subsequent to the date of grant. Under the Directors’ Plan, the term of options shall be ten years and the exercise price for shares shall not be less than 100% of the fair market value of the common stock on the date of grant of such option. The 2001 Directors Plan provides for the grant to each newly elected eligible director of options to purchase 15,000 shares of common stock on the date of his or her first election and for the annual grant of options to purchase 10,000 shares of common stock for each subsequent year of service as a director. The exercise price of the stock options may not be less than the fair market value of the stock at the date of grant. On August 10, 2005 the Company’s Board of Directors determined that the equity compensation paid to non-employee directors would be an aggregate of 10,000 shares of restricted stock per annum, inclusive of the amounts specified in the above described plans.

2001 Plan: The 2001 Plan provides for the issuance of share-based awards to selected employees, directors, and other persons (including both individuals and entities) who provide services to the Company or its affiliates. The 2001 Plan has a term of ten years. Under the 2001 Plan, the Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for incentive stock options may not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value in the case of holders of more than 10% of the voting stock of the Company). The 2001 Plan contains an “evergreen” provision, which increases the number of shares in the pool of options available for grant annually by 1% of the number of shares of common stock outstanding on the date of the Annual Meeting of Stockholders or such lesser amount determined by the Board of Directors. Under NASDAQ rules new grants and awards under the 2001 Plan may only be made to employees and directors of the Company who were employees or directors of Mykrolis prior to the merger or who were hired by the Company subsequent to the merger.

Employment Inducement Plan: The Employment Inducement Plan is a non-shareholder approved plan that provides for the issuance of stock options and other share-based awards to newly-hired employees and to employees of companies acquired by the Company. The Employment Inducement Plan has a term of ten years. Options granted under the Employment Inducement Plan have a maximum term of ten years and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Board of Directors determines other terms of option grants including, number of shares, restrictions and the vesting period. The number of reserved shares under the Employment Inducement Plan automatically increases annually by 0.25% of the number of shares of common stock outstanding on the date of the Annual Meeting of Stockholders unless otherwise determined by the Board of Directors.

Millipore Plan

In addition to the Company’s plans, certain employees of the Company who were employees of Mykrolis were granted stock options under a predecessor’s share-based compensation plan. The Millipore 1999 Stock Incentive Plan (the Millipore Plan) provided for the issuance of stock options and restricted stock to key employees as incentive compensation. The exercise price of a stock option was equal to the fair market value of Millipore’s common stock on the date the option was granted and its term was generally ten years and vested over four years. Options granted to the Company’s employees under the Millipore Plan in the past were converted into options to acquire Mykrolis common stock pursuant to the spin-off of Mykrolis by Millipore, and then were converted into options to acquire the Company’s common stock pursuant to the merger with Mykrolis.

General Option Information

Option activity for the 1999 Plan and the Directors’ Plan for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	2008		2007		2006
(Shares in thousands)	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Options outstanding, beginning of year	3,505	$8.77	6,383	$7.76	8,501	$7.35
Granted	788	6.60	—	—	—	—
Exercised	(284)	4.12	(2,627)	6.01	(1,925)	5.56
Canceled	(799)	9.31	(251)	12.10	(193)	11.35

Options outstanding, end of year	3,210	$8.49	3,505	$8.77	6,383	$7.76
Options exercisable, end of year	2,542	$9.00	3,505	$8.77	6,379	$7.76

Options outstanding for the 1999 Plan and the Directors’ Plan at December 31, 2008 are summarized as follows:

(Shares in thousands)	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life in years	Weighted- average exercise price	Number exercisable	Weighted average exercise price
$2.10	70	7.0 years	$2.10	—	$—
$4.22	68	0.7 years	4.22	68	4.22
$5.90	380	3.8 years	5.90	380	5.90
$6.96 to $7.49	664	5.8 years	7.08	66	7.49
$8.04 to $10.00	1,267	3.6 years	8.55	1,267	8.55
$10.99 to $11.99	655	3.5 years	11.60	655	11.60
$12.71 to $14.65	106	4.9 years	13.57	106	13.57

	3,210	4.1 year		2,542

The weighted average remaining contractual term for options outstanding and exercisable for the 1999 Plan and the Directors’ Plan at December 31, 2008 was 3.5 years and 4.1 years, respectively.

Option activity for the 2001 Plan, the Employment Inducement Plan, the 2001 Directors Plan and the Millipore plan for the years ended December 31, 2008, 2007 and 2006, is summarized as follows:

	2008		2007		2006
(Shares in thousands)	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Options outstanding, beginning of year	4,891	$8.67	6,422	$8.62	7,998	$8.53
Options granted	150	6.43	—	—	—	—
Options exercised	(57)	4.66	(1,345)	8.24	(1,102)	7.09
Options expired	(1,505)	9.86	(186)	10.23	(474)	10.74

Options outstanding, end of year	3,479	$8.12	4,891	$8.67	6,422	$8.62

Options exercisable	3,329	$8.20	4,723	$8.67	6,080	$8.63

Options outstanding for the 2001 Plan, Employment Inducement Plan, 2001 Directors Plan and Millipore Plan at December 31, 2008 are summarized as follows:

(Shares in thousands)	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life in years	Weighted average exercise price	Number exercisable	Weighted- average exercise price
$4.30-$4.89	447	0.9	$4.86	447	$4.86
$5.66-$8.09	1,134	1.3	6.15	984	6.11
$8.35-$9.83	723	2.8	8.49	723	8.49
$10.09-$10.91	253	1.8	10.70	253	10.70
$11.12-$11.76	922	2.1	11.13	922	11.13

	3,479	1.8	$8.12	3,329	$8.20

The weighted average remaining contractual term for options outstanding and exercisable for the 2000 Plan, the Employment Inducement Plan, the 2001 Directors’ Plan and the Millipore Plan at December 31, 2008 was 1.8 years and 1.6 years, respectively.

For all plans, the Company had shares available for future grants of 11.0 million shares, 8.9 million shares, and 8.1 million shares at December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

For all plans, the total pretax intrinsic value of stock options exercised during the years ended December 31, 2008 and 2007 was $1.1 million and $18.0 million, respectively. The aggregate intrinsic value, which represents the total pretax intrinsic value based on the Company’s closing stock price of $2.19 at December 31, 2008, which theoretically could have been received by the option holders had all option holders exercised their options as of that date, was zero for both options outstanding and options exercisable. The total number of in-the-money options exercisable as of December 31, 2008 was zero.

During the years ended December 31, 2008, 2007 and 2006 certain existing stock option grants and restricted stock awards were modified in connection with the execution of various severance and separation agreements. Under the agreements, the terms of unvested and vested stock option grants were modified with no future service required by the affected individuals. Accordingly, under the measurement principles of SFAS No. 123(R), incremental share-based compensation expense of $0.4 million, $0.1 million and $0.4 million, respectively, was recognized for the value of the modified stock option grants at the date of the agreements’ execution.

During the years ended December 31, 2008, 2007 and 2006 the Company received cash from the exercise of stock options totaling $1.4 million, $28.1 million, and $18.5 million, respectively. During the years ended December 31, 2008, 2007 and 2006, the Company received cash of $1.7 million, $1.8 million, and $1.5 million, respectively, in employee contributions to the Entegris, Inc. Employee Stock Purchase Plan.

Restricted Stock Awards

Restricted stock awards are awards of common stock that are subject to restrictions on transfer and to a risk of forfeiture if the awardee terminates employment with the Company prior to the lapse of the restrictions. The value of such stock is determined using the market price on the grant date. Compensation expense is recorded over the applicable restricted stock vesting periods. In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of share-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Accordingly, compensation expense for restricted stock awards granted on or prior to August 27, 2005 are recorded using the accelerated multiple-option approach, while compensation expense for restricted stock awards granted subsequent to August 27, 2005 are recognized using the straight-line single-option method. A summary of the Company’s restricted stock activity for the years ended December 31, 2008, 2007 and 2006 is presented in the following table:

(Shares in thousands)	2008		2007		2006
	Number of Shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value	Number of shares	Weighted average grant date fair value
Unvested, beginning of year	1,873	$10.89	1,950	$10.71	1,526	$11.03
Granted	797	6.86	897	11.09	1,131	10.46
Vested	(773)	10.88	(801)	10.74	(631)	11.04
Forfeited	(346)	9.83	(173)	10.60	(76)	10.69

Unvested, end of year	1,551	$9.06	1,873	$10.89	1,950	$10.71

The weighted average remaining contractual term for unvested restricted shares at December 31, 2008 and 2007 was 2.2 years and 2.4 years, respectively.

As of December 31, 2008, the total compensation cost related to nonvested stock options and restricted stock awards not yet recognized was $1.3 million and $8.5 million, respectively, that is expected to be recognized over the next 2.3 years on a weighted-average basis. These amounts exclude restricted stock awards for which performance criteria have yet to be determined and, accordingly, grant dates for those awards have not been established.

During the years ended December 31, 2008, 2007 and 2006, Entegris, Inc. awarded performance stock for up to 0.5 million, 0.9 million, and 0.9 million shares for each year to be issued upon the achievement of performance conditions (Performance Shares) under the Company’s stock incentive plans to certain officers and other key employees. The Performance Shares will be earned if, and to the extent that, various financial performance criteria for fiscal years 2006 through 2010 are achieved. The number of performance shares earned in a given year may vary based on the level of achievement of financial performance objectives for that year or multi-year period. If the Company’s performance fails to achieve the specified performance threshold, then the Performance Shares allocated to that financial performance criteria are forfeited. Each annual tranche will have its own service period beginning at the date (the grant date) at which the Board of Directors establishes the annual performance targets for the applicable year. Compensation expense to be recorded in connection with the Performance Shares will be based on the grant date fair value of the Company’s common stock. Awards of Performance Shares are expensed over the service period based on an evaluation of the probability of achieving the performance objectives.

For Performance Share awards granted in 2007, 50% of the shares are available to be awarded, if and to the extent that two financial performance criteria for fiscal year 2007 are achieved, while the remaining 50% of the shares are available to be awarded if and to the extent that a third financial performance criteria for the three-year period including fiscal years 2007 through 2009 is achieved. The number of performance shares earned may vary based on the level of achievement of financial performance criteria indicated. If the Company’s performance fails to achieve the specified performance threshold, then the performance shares are forfeited. Compensation expense to be recorded in connection with the 2007 Performance Shares is based on the grant date fair value of the Company’s common stock on the date the financial performance criteria were established. All shares earned in connection with the 2007 Performance Share awards are also subject to service conditions. Shares available upon attainment of the financial performance criteria for fiscal year 2007 vest annually over a four-year period, while shares available upon attainment of the financial performance criteria for the three-year period from fiscal years 2007 through 2009 will be three-quarters vested at the end of 2009, with the final 25% vesting in 2010.

For Performance Share awards granted in 2008, 100% of the shares are available to be awarded if and to the extent that financial performance criteria for the three-year period including fiscal years 2008 through 2010 are achieved. The number of performance shares earned may vary based on the level of achievement of financial performance criteria indicated. If the Company’s performance fails to achieve the specified performance threshold, then the performance shares are forfeited. Compensation expense to be recorded in connection with the 2008 Performance Shares is based on the grant date fair value of the Company’s common stock on the date the financial performance criteria were established. All shares earned in connection with the 2008 Performance Share awards are also subject to service conditions. Shares available upon attainment of the financial performance criteria for the three-year period from fiscal years 2008 through 2010 will be three-quarters vested at the end of 2010, with the final 25% vesting in 2011.

Certain unvested restricted shares of Mykrolis common stock issued in connection with restricted stock awards made prior to the merger with the Company were exchanged for unvested restricted shares of the Company’s common stock, with the number of shares adjusted for the exchange ratio of 1.39. Accordingly, 0.3 million restricted Mykrolis shares were exchanged for 0.4 million restricted shares of the Company’s common stock. The intrinsic value of $2.5 million associated with the unvested restricted stock was recorded as deferred compensation as part of the purchase price allocation for the Mykrolis acquisition. This balance is being charged to earnings over the remaining vesting periods that extend to 2008.

Valuation and Expense Information under SFAS 123(R)

The following table summarizes the allocation of share-based compensation expense related to employee stock options, restricted stock awards and grants under the employee stock purchase plan accounted for under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006
Cost of sales	$1,026	$1,800	$3,000
Engineering, research and development expenses	513	180	230
Selling, general and administrative expenses	5,836	8,520	11,546

Share-based compensation expense	7,375	10,500	14,776
Tax benefit	2,751	3,948	5,556

Share-based compensation expense, net of tax	$4,624	$6,552	$9,220

Stock options

Share-based payment awards in the form of stock option awards for 0.9 million options were granted to employees during the year ended December 31, 2008 with no stock option awards granted during the years ended December 31, 2007 and 2006. Compensation expense is based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The awards vest annually over a three-year period and have a contractual term of 7 years. The Company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS No. 123(R). Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate and the Company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of reasonableness of the original estimates of fair value made by the Company. The weighted-average grant date exercise price of options awarded in 2008 was $6.58.

The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the valuation and the resulting weighted-average fair value per option granted for the year ended December 31, 2008:

Employee stock options:	2008
Volatility	37.1%
Risk-free interest rate	3.1%
Dividend yield	0%
Expected life	4 years
Weighted average fair value per option	$2.17

A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury note with a term equal to the expected life of the option granted. Expected life is determined by reference to the Company’s historical experience. The Company determines the dividend yield by dividing the current annual dividend on the Company’s stock by the option exercise price.

Shareholder Rights Plan On July 27, 2005, the Company’s Board of Directors adopted a shareholder rights plan (the “Rights Plan”) pursuant to which Entegris declared a dividend on August 8, 2005 to its shareholders of record on that date of one preferred share purchase right (a “Right”) for each share of Entegris common stock owned on August 8, 2005. Each Right entitles the holder to purchase one-hundredth of a share of a series of preferred stock at an exercise price of $50, subject to adjustment as provided in the Rights Plan. The Rights Plan is designed to protect Entegris’ shareholders from attempts by others to acquire Entegris on terms or by using tactics that could deny all shareholders the opportunity to realize the full value of their investment. The Rights are attached to the shares of the Company’s common stock until certain triggering events specified in the Rights Agreement occur, including, unless approved by the Company’s Board of Directors, an acquisition by a person or group of specified levels of beneficial ownership of Entegris common stock or a tender offer for Entegris common stock. Upon the occurrence of any of these triggering events, the Rights authorize the holders to purchase at the then-current exercise price for the Rights, that number of shares of the Company’s common stock having a value equal to twice the exercise price. The Rights are redeemable by the Company for $0.01 and will expire on August 8, 2015. One of the events which will trigger the Rights is the acquisition, or commencement of a tender offer, by a person (an Acquiring Person, as defined in the shareholder rights plan), other than Entegris or any of its subsidiaries or employee benefit plans, of 15% or more of the outstanding shares of the Company’s common stock. An Acquiring Person may not exercise a Right.

(18)	BENEFIT PLANS

401(k) Plan The Company maintains the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (the 401(k) Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, eligible employees may defer a portion of their pretax wages, up to the Internal Revenue Service annual contribution limit. Entegris matches 100% of employees’ contributions on the first 3% of eligible wages and 50% of employees’ contributions on the next 2% of eligible wages, or a maximum match of 4% of the employee’s eligible wages. In addition to the matching contribution, the Company’s Board of Directors may, at its discretion, declare a profit sharing contribution as a percentage of eligible wages based on the company’s worldwide operating results. The employer profit sharing and matching contribution expense under the Plans was $3.0 million, $5.9 million and $5.8 million in the fiscal years ended December 31, 2008, 2007 and 2006, respectively.

Supplemental Savings and Retirement Plan The Company also maintains the Supplemental Savings and Retirement Plan (the “Supplemental Plan”). Under the Supplemental Plan, certain senior executives are allowed certain salary deferral benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. Liabilities of $2.2 million and $3.2 million at December 31, 2008 and 2007, respectively, related to the Supplemental Plan are included in the consolidated balance sheets under the caption “Pension benefit obligations and other liabilities”. The Company recorded income of $0.8 million in the year ended December 31, 2008 and expense of $0.3 million and $0.5 million in the years ended December 31, 2007 and 2006, respectively.

Defined Benefit Plans The employees of the Company’s subsidiaries in Japan and Taiwan are covered in defined benefit pension plans. The Company uses a December 31 measurement date for its pension plans.

Effective December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Under SFAS No. 158, the Company is required to recognize the overfunded or underfunded status of its defined benefit pension plans as an asset or liability in its consolidated balance sheets and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of its year-end consolidated balance sheet. The Company’s existing policy was to measure the funded status of it plans as of the balance sheet date; accordingly, the new measurement date requirements of SFAS No. 158 had no impact.

The tables below set forth the Company’s estimated funded status as of December 31, 2008 and 2007:

(In thousands)	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of period	$17,367	$14,297
Plan amendments	—	530
Service cost	1,411	1,165
Interest cost	334	307
Actuarial (gains) losses	(63)	1,183
Benefits paid	(1,210)	(1,007)
Foreign exchange impact	4,031	892

Benefit obligation at end of period	21,870	17,367

Change in plan assets:
Fair value of plan assets at beginning of period	4,442	3,824
Plan amendments	—	(510)
Return on plan assets	(1,286)	349
Employer contributions	1,047	675
Benefits paid	(426)	(129)
Foreign exchange impact	910	233

Fair value of plan assets at end of period	4,687	4,442

Funded status:
Plan assets less than benefit obligation	(17,183)	(12,925)

Net amount recognized	$(17,183)	$(12,925)

Amounts recognized in the consolidated balance sheet consist of:
Noncurrent liability	$(17,183)	$(12,925)
Accumulated other comprehensive loss, net of taxes	1,961	951

Amounts recognized in accumulated other comprehensive loss, net of tax consist of:
Net actuarial loss	$1,990	$417
Prior service cost	1,268	209
Unrecognized transition obligation	(14)	960

Gross amount recognized	3,244	1,586
Deferred income taxes	(1,283)	(635)

Net amount recognized	$1,961	$951

Information for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2008 and 2007:

(In thousands)	2008	2007
Projected benefit obligation	$21,870	$17,367
Accumulated benefit obligation	19,855	15,495
Fair value of plan assets	4,687	4,422

The components of the net periodic benefit cost for the years ended December 31, 2008, 2007 and 2006 are as follows:

(In thousands)	2008	2007	2006
Pension benefits:
Service cost	$1,411	$1,165	$1,248
Interest cost	334	307	264
Expected return on plan assets	(74)	(30)	(33)
Amortization of prior service cost	134	10	10
Amortization of net transition obligation	(1)	(1)	—
Recognized actuarial net loss	66	114	75

Net periodic pension benefit cost	$1,870	$1,565	$1,564

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 is as follows:

(In thousands)
Transition obligation	$(1)
Prior service cost	(105)

$(106)

Assumptions used in determining the benefit obligation and net periodic benefit cost for the Company’s pension plans for the years ended December 31, 2008, 2007 and 2006 are presented in the following table as weighted-averages:

	2008	2007	2006
Benefit obligations:
Discount rate	1.66%	1.78%	2.06%
Rate of compensation increase	6.56%	6.53%	2.26%
Net periodic benefit cost:
Discount rate	1.77%	2.05%	1.84%
Rate of compensation increase	6.55%	2.26%	2.26%
Expected return on plan assets	1.58%	0.90%	0.90%

The discount rate used by the Company is based on rates of long-term government bonds.

Plan Assets

At December 31, 2008, the majority of the Company’s pension plan assets are invested in a Japanese insurance company’s investment funds which consist mainly of equity and debt securities. There is interest rate risk associated with the valuation of these investments. The long-term rate of return on Japanese pension plan assets was developed through an analysis of historical returns and the fund’s current guaranteed return rate. Estimates of future returns are based on a continuation of the existing guaranteed rate of return. The remaining portion of the Company’s plan assets is deposited in Bank of Taiwan in the form of cash, where Bank of Taiwan is the assigned funding vehicle for the statutory retirement benefit. The Company’s pension plan weighted average asset allocation at December 31, 2008 and 2007, by asset category, are as follows:

Asset category:	2008	2007
Equity securities	45%	57%
Debt securities	40%	35%
Other	15%	8%

Total	100%	100%

Cash Flows

The Company expects to contribute $1.2 million to its defined benefit pension plans during 2009. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In thousands)
2009	$624
2010	920
2011	589
2012	472
2013	549
Years 2014-2018	4,302

(19)	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted FASB Statement No. 157, Fair Value Measurements, (SFAS No. 157), except for the nonfinancial assets and liabilities that are allowed to be deferred in accordance with FASB Staff Position (FSP) 157-2. FSP 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP defers the effective date of Statement 157 for the applicable items to fiscal years beginning after November 15, 2008. The Company will not apply the provisions of SFAS No. 157 until January 1, 2009 for the following major categories of nonfinancial assets and liabilities from the Consolidated Balance Sheet: Property, plant and equipment-net; intangible assets-net and accrued liabilities.

SFAS No. 157 provides a framework for measuring fair value under generally accepted accounting principles. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that the Company believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government Treasury securities.

Level 2	Pricing inputs are other-than-quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards, options and repurchase agreements.

Level 3	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

The Company also adopted FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (SFAS No. 159), effective January 1, 2008. SFAS No. 159 provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments and written loan commitments not previously recorded at fair value. Upon the adoption of SFAS No. 159, the Company did not elect to apply the fair value provisions to any of the items set forth in SFAS No. 159.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 include derivatives. The Company periodically enters into forward foreign currency contracts to reduce exposures relating to rate changes in certain foreign currencies. Certain exposures to credit losses related to counterparty nonperformance exist. However, the Company does not anticipate nonperformance by the counterparties since they are large, well-established financial institutions. None of these derivative instruments are accounted for as a hedge transaction under the provisions of SFAS No. 133 as of December 31, 2008. Accordingly, changes in the fair value of forward foreign currency contracts are recorded as a component of net income. As of December 31, 2008, the Company held one foreign currency forward contract with a notional amount of $1.8 million hedging Euros. As of December 31, 2008, such instruments represented an asset with a fair value of $0.1 million based on quotations from the financial institutions, which management considers a level 2 input. Assets measured at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2008:

	Fair value measurements at reporting date using
(In thousands)	Quoted prices in active markets for identical instruments (Level 1)	Significant observable other inputs (Level 2)	Significant unobservable inputs (Level 3)
Foreign currency forward contract	—	$79	—

(20)	EARNINGS PER SHARE (EPS) (As Adjusted)

Basic EPS is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during each period. The following table presents a reconciliation of the share amounts used in the computation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006
Basic (loss) earnings per share—Weighted common shares outstanding	112,653	124,339	136,827
Weighted common shares assumed upon exercise of options and vesting of restricted stock units	—	1,919	2,045

Diluted (loss) earnings per share—Weighted common shares outstanding	112,653	126,258	138,872

Approximately 3.6 million and 4.5 million of the Company’s stock options were excluded from the calculation of diluted earnings per share in the fiscal years ended December 31, 2007 and 2006, respectively, because the exercise prices of the stock options were greater than the average price of the Company’s common stock, and therefore their inclusion would have been antidilutive. The effect of the inclusion of stock options and unvested restricted common stock for the year ended December 31, 2008 would have been anti-dilutive.

Financial Staff Position Emerging Issue Task Force No. 03-06-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities, (FSP EITF No. 03-06-1) was effective for the Company on January 1, 2009. FSP EITF No. 03-06-1 requires unvested share-based payment awards containing non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) to be included in the computation of basic earnings per share according to the two-class method. FSP EITF No. 03-06-1 also requires all prior-period EPS data presented to be adjusted retrospectively to conform with the provisions of FSP EITF No. 03-06-1. Adoption of FSP EITF 03-06-1 affected the computation of basic and diluted shares outstanding for the years ended December 2007 and 2006. The year ended December 31, 2008 was not affected given the net loss for the period.

(21)	SEGMENT INFORMATION (As Adjusted)

Effective January 1, 2009, the Company changed its financial segment reporting to reflect management and organizational changes made by the Company. Periods prior to 2009 have been restated to reflect the basis of segmentation presented below. The Company’s three reportable operating segments are business divisions that provide unique products and services. Effective January 1, 2009, each operating segment is separately managed and has separate financial information evaluated regularly by the Company’s chief operating decision maker in determining resource allocation and assessing performance.

The Company’s financial reporting segments are Contamination Control Solutions (CCS), Microenvironments (ME), and Entegris Specialty Materials (ESM).

•	CCS: provides a wide range of products and subsystems that purify, monitor and deliver critical liquids and gases used in the semiconductor manufacturing process.

•	ME: provides products that protect wafers, reticles and electronic components at various stages of transport, processing and storage.

•

ESM: provides specialized graphite components used in semiconductor equipment and offers low-temperature, plasma-enhanced chemical vapor deposition coatings of critical components of semiconductor manufacturing equipment used in various stages of the manufacturing process.

Summarized financial information for the Company’s reportable segments is shown in the following table:

(In thousands)	2008	2007	2006
Net sales
CCS	$330,810	$382,182	$407,478
ME	190,761	235,168	260,888
ESM	33,128	8,888	4,516

Total net sales	$554,699	$626,238	$672,882

Intersegment sales are not significant.

(In thousands)	2008	2007	2006
Segment profit (loss)
CCS	$77,024	$109,725	$138,026
ME	24,276	40,804	68,314
ESM	9,250	1,102	(1,001)

Total segment profit (loss)	$110,550	$151,631	$205,339

(In thousands)	2008	2007	2006
Total assets
CCS	$198,991	$241,768	$297,167
ME	92,452	108,360	125,006
ESM	134,998	45,714	—
Goodwill	—	402,125	394,531
Corporate	171,383	237,274	340,914

Total assets	$597,824	$1,035,241	$1,157,618

Corporate assets consist primarily of cash and cash equivalents, assets of discontinued operations, assets held for sale, investments, deferred tax assets and deferred tax charges. Through December 31, 2008, the Company operated as one reportable segment; accordingly, the Company’s goodwill was not attributed to the Company’s segments.

(In thousands)	2008	2007	2006
Depreciation and amortization
CCS	$24,423	$25,811	24,133
ME	10,453	12,045	11,627
ESM	6,442	1,294	202
Corporate	5,025	4,626	6,943

Total depreciation and amortization	$46,343	$43,776	$42,905

(In thousands)	2008	2007	2006
Capital expenditures
CCS	$11,737	$10,143	$11,805
ME	8,545	10,572	13,093
ESM	1,570	806	834
Corporate	5,135	5,398	5,128

Total capital expenditures	$26,987	$26,919	$30,860

Segment profit is defined as net sales less direct segment operating expenses, excluding certain unallocated expenses, consisting mainly of general and administrative costs for the Company’s human resources, finance and information technology functions, amortization of intangible assets, impairment of goodwill, charges for the fair market value write-up of acquired inventory sold and restructuring charges and before interest expense, income taxes and equity in the earnings of affiliates. The following table reconciles total segment profit (loss) to operating income (loss):

(In thousands)	2008	2007	2006
Total segment profit (loss)	$110,550	$151,631	$205,399
Amortization of intangibles	(19,585)	(18,874)	(17,609)
Restructuring charges	(10,423)	—	—
Charge for fair value mark-up of acquired inventory sold	(13,519)	(836)	—
Impairment of goodwill	(473,799)	—	—
Unallocated general and administrative expenses	(73,133)	(88,203)	(109,097)

Operating (loss) income	$(479,909)	$43,718	$78,693

The following table presents amortization of intangibles, restructuring charges and charges for fair value mark-up of acquired inventory sold for each of the Company’s segments for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006

Amortization of intangibles
CCS	$15,327	$16,926	$16,339
ME	705	1,050	1,270
ESM	3,553	898	—

	$19,585	$18,874	$17,609

Restructuring charges
CCS	$1,454	—	—
ME	3,528	—	—
ESM	—	—	—
Corporate	5,441	—	—

	$10,423	—	—

Charge for fair value mark-up of acquired inventory sold
CCS	$—	$—	—
ME	—	—	—
ESM	13,519	836	—

	$13,519	$836	—

The following table summarizes the Company’s total net sales by markets served for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006
Net sales:
Semiconductor	$419,132	$482,083	$526,243
Data storage	24,526	37,334	44,461
Other	111,041	106,821	102,178

	$554,699	$626,238	$672,882

The following tables summarize total net sales, based upon the country to which sales to external customers were made, and property, plant and equipment attributed to significant countries for the years ended December 31, 2008, 2007 and 2006:

(In thousands)	2008	2007	2006
Net sales:
United States	$153,098	$163,146	$193,887
Japan	115,589	144,231	153,454
Germany	21,264	30,508	25,635
Taiwan	72,792	89,012	82,039
Singapore	29,603	34,168	30,648
Korea	40,954	51,477	55,901
Malaysia	14,750	21,230	24,945
China	21,868	18,504	15,507
Other	84,781	73,962	90,866

	$554,699	$626,238	$672,882

(In thousands)	2008	2007	2006
Property, plant and equipment:
United States	$94,175	$63,774	$69,463
Japan	30,891	22,481	21,114
Malaysia	26,247	27,270	22,874
Other	8,425	7,632	7,536

	$159,738	$121,157	$120,987

In the years ended December 31, 2008, 2007 and 2006, no single nonaffiliated customer accounted for 10% or more of net sales. In the years ended December 31, 2008, 2007 and 2006, net sales to the Company’s top ten customers accounted for approximately 26%, 28% and 27%, respectively, of the Company’s net sales.

(22)	COMMITMENTS AND CONTINGENT LIABILITIES

The Company is subject to various claims, legal actions, and complaints arising in the ordinary course of business. The Company believes the final outcome of these matters will not have a material adverse effect on its consolidated financial position or results of operations. The Company expenses legal costs as incurred. The following discussion provides information regarding certain litigation to which the Company was a party that were pending as of December 31, 2008.

As previously disclosed, on March 3, 2003 the Company’s predecessor, Mykrolis Corporation, filed a lawsuit against Pall Corporation in the United States District Court for the District of Massachusetts alleging infringement of two of the Company’s U.S. patents by certain fluid separation systems and related assemblies used in photolithography applications manufactured and sold by the defendant. The Company’s lawsuit also sought a preliminary injunction preventing the defendant from the manufacture, use, sale, offer for sale or importation into the U.S. of any infringing product. On April 30, 2004, the Court issued a preliminary injunction against Pall Corporation and ordered Pall to immediately stop making, using, selling, or offering to sell within the U.S., or importing into the U.S., its PhotoKleen EZD-2 Filter Assembly products or “any colorable imitation” of those products. On January 18, 2005, the Court issued an order holding Pall Corporation in contempt of court for the violation of the preliminary injunction and ordering Pall to disgorge all profits earned from the sale of its PhotoKleen EZD-2 Filter Assembly products and colorable imitations thereof from the date the preliminary injunction was issued through January 12, 2005. In addition, Pall was also ordered to reimburse Mykrolis for certain of its attorney’s fees associated with the contempt and related proceedings. The Court’s order also dissolved the preliminary injunction, effective January 12, 2005, based on certain prior art cited by Pall which it alleged raised questions as to the validity of the patents in suit. On February 17, 2005, the Company filed notice of appeal to the U.S. Circuit Court of Appeals for the Federal Circuit appealing the portion of the Court’s order that dissolved the preliminary injunction and Pall filed a notice of appeal to that court with respect to the finding of contempt and the award of attorneys’ fees. On June 13, 2007 the Court of Appeals issued an opinion dismissing Pall’s appeal for lack of jurisdiction and affirming the District Court’s order dissolving the preliminary injunction.

On April 6, 2006 the Company filed a lawsuit against Pall Corporation in the United States District Court for the District of Massachusetts alleging infringement of the Company’s newly issued U.S. patent No. 7,021,667 by certain filter assembly products used in photolithography applications that are manufactured and sold by the defendant. The Company’s lawsuit also seeks a preliminary injunction preventing the defendant from the manufacture, use, sale, offer for sale or importation into the U.S. of the infringing products. On October 23, 2006 the Company’s motion for preliminary injunction was argued before the court. On March 31, 2008 the court issued an order denying the Company’s motion for a preliminary injunction.

On August 23, 2006 the Company filed a lawsuit against Pall Corporation in the United States District Court for the District of Massachusetts alleging infringement of the Company’s newly issued U.S. patent No. 7,037,424 by certain fluid separation modules and related separation apparatus, including the product known as the EZD-3 Filter Assembly, used in photolithography applications that are manufactured and sold by the defendant. It is believed that the EZD-3 Filter Assembly was introduced into the market by the defendant in response to the action brought by the Company in March of 2003 as described above. On May 5, 2008, the court issued an order consolidating this case with the two cases described in the preceding paragraphs for purposes of discovery; these cases are currently in the discovery stage.

As previously disclosed, on December 16, 2005 Pall Corporation filed suit against the Company in U.S. District Court for the Eastern District of New York alleging patent infringement. Specifically, the suit alleges infringement of two of plaintiff’s patents by one of the Company’s gas filtration products and by the packaging for certain of the Company’s liquid filtration products. Both products and their predecessor products have been on the market for a number of years. The Company intends to vigorously defend this suit and believes that it will ultimately prevail. This case is currently awaiting a hearing before the court for claim construction of the patents in suit.

On May, 4, 2007 Pall Corporation filed a lawsuit against the Company in the U.S. District Court for the Eastern District of New York alleging patent infringement. Specifically, the suit alleges that certain of the Company’s point-of-use filtration products infringe a newly issued Pall patent, as well as three older Pall patents. Pall’s action, which relates only to the U.S., asserts that “on information and belief” the Company’s Impact 2 and Impact Plus point-of-use photoresist filters infringe a patent issued to Pall on March 27, 2007, as well as three older patents. The Company intends to vigorously defend this suit and believes that it will ultimately prevail. This case is currently in the discovery stage.

(23)	SUBSEQUENT EVENT

On March 2, 2009, the Company amended and restated its credit agreement (Amended Agreement) with Wells Fargo Bank, National Association, as agent, and certain other banks. The Amended Agreement provides for a maximum $150 million revolving credit facility maturing November 1, 2011. The Company’s prior credit agreement provided for a $230 million revolving credit facility maturing February 15, 2013.

Under the terms of the Amended Agreement, the Company is initially limited to borrowings of $139 million. The remaining $11 million of the credit facility may not be borrowed unless a majority of the lenders consent. The ability to borrow under the credit facility is subject to a borrowing base composed of domestic eligible accounts receivable, inventory and fixed assets. The borrowing cap can be adjusted downward if the Company’s levels of qualifying domestic accounts receivable, inventories and value of its property, plant and equipment were to decline from current levels.

The financial covenants in the Amended Agreement replace those in the prior credit agreement. The Amended Agreement requires that the Company achieve minimum year-to-date EBITDA (defined as net income plus certain items including, but not limited to, depreciation, amortization, share-based compensation expense, interest and income taxes) at prescribed levels. The minimum year-to-date EBITDA levels, measured on a year-to-date basis from January 2009 through March 2010, are indicated in the table below.

Period ending	(In thousands)
January 2009	$(16,000)
February 2009	(24,000)
March 2009	(31,000)
April 2009	(35,000)
May 2009	(42,000)
June 2009	(45,000)
July 2009	(53,000)
August 2009	(59,000)
September 2009	(62,000)
October 2009	(62,000)
November 2009	(62,000)
December 2009	(56,000)
January 2010	(3,000)
February 2010	2,000
March 2010	7,000

Under the terms of the Amended Agreement, the Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to either (a) the sum of 4.25% plus a base rate equal to the highest of: (i) the prime rate then in effect, (ii) the Federal Funds rate then in effect plus 1.25%, (iii) the one-month LIBOR rate then in effect plus 1.25% or (iv) 3.25%; or (b) the sum of 5.25% plus the greater of the LIBOR rate then in effect or 1.50%. These interest rates may be increased by 2.25% if the Company’s EBITDA for the twelve-month period ending on the dates below is less than the minimum amount indicated in the table below:

Period ending	(In thousands)
July 2009	$(44,000)
August 2009	(47,000)
September 2009	(46,000)
October 2009	(46,000)
November 2009	(45,000)
December 2009	(39,000)

The Company’s borrowings are guaranteed by all its subsidiaries which are treated as domestic for tax purposes and secured by a first-priority security interest in all assets owned by the borrowers or such domestic guarantors, except that the collateral shall include only 65% of the voting stock owned by the borrowers or a domestic subsidiary of each subsidiary which is treated as foreign for tax purposes.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without penalty, other than customary breakage costs with respect to LIBOR borrowings. Mandatory prepayments of the revolving loan, but not commitment reductions, must be made with the proceeds of asset sales, insurance and condemnation recoveries and certain extraordinary receipts.

At all times the borrowers and guarantors must maintain certain minimum cash and cash equivalents. The Amended Agreement also includes limitations on the amount of cash and cash equivalents of the Company and its foreign subsidiaries located outside the United States. Beginning in the second quarter of 2010, the foregoing minimum EBITDA covenants expire and the Amended Agreement requires that the Company maintain certain cash flow leverage and fixed charge coverage ratios.

In addition, the Amended Agreement includes negative covenants, subject to exceptions, restricting or limiting the Company’s ability and the ability of its subsidiaries to, among other things, sell assets; make capital expenditures; alter the business the Company conducts; engage in mergers, acquisitions and other business combinations; declare dividends or redeem or repurchase capital stock; incur, assume or permit to exist additional indebtedness or guarantees; make loans and investments; make acquisitions; incur liens; and enter into transactions with affiliates.

The Amended Agreement also contains customary provisions relating to representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material judgments, cross defaults and change in control. If an event of default occurs, the lenders under the Amended Agreement would be entitled to take various actions, including ceasing to make further advances, accelerating the maturity of amounts outstanding under the Amended Agreement and all other remedial actions permitted to be taken by a secured creditor.

(24)	QUARTERLY INFORMATION-UNAUDITED

	Fiscal quarter ended
(In thousands, except per share data)	March 29, 2008	June 28, 2008	September 27, 2008	December 31, 2008
Net sales	$148,227	$147,947	$145,789	$112,736
Gross profit	63,988	59,887	55,398	32,242
Net income (loss) from continuing operations	3,208	5,525	(392,912)	(131,718)
Net (loss) income from discontinued operations	(343)	(592)	(90)	(80)
Net income (loss)	2,865	4,933	(393,002)	(131,798)
Basic earnings (loss) per share
Continuing operations	0.03	0.05	(3.51)	(1.18)
Discontinued operations	0.00	(0.01)	(0.00)	0.00
Net income (loss)	0.03	0.04	(3.52)	(1.18)
Diluted earnings (loss) per share
Continuing operations	0.03	0.05	(3.51)	(1.18)
Discontinued operations	(0.00)	(0.01)	(0.00)	0.00
Net income (loss)	0.02	0.04	(3.52)	(1.18)

	Fiscal quarter ended
(In thousands, except per share data)	March 31, 2007	June 30, 2007	September 29, 2007	December 31, 2007
Net sales	$159,571	$153,508	$151,811	$161,348
Gross profit	68,508	65,494	65,510	66,725
Net income from continuing operations	10,494	15,750	8,953	11,159
Net loss from discontinued operations	(111)	(973)	(536)	(377)
Net income	10,383	14,777	8,417	10,782
Basic earnings (loss) per share
Continuing operations	0.08	0.12	0.08	0.10
Discontinued operations	0.00	(0.01)	(0.00)	(0.00)
Net income	0.08	0.11	0.07	0.09
Diluted earnings (loss) per share
Continuing operations	0.08	0.12	0.08	0.10
Discontinued operations	0.00	(0.01)	(0.00)	(0.00)
Net income	0.08	0.11	0.07	0.09